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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

NVIDIA Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NVIDIA CORPORATION
Headquarters 2701 SAN TOMAS EXPRESSWAY SANTA CLARA, CALIFORNIA 95050	Meeting Location 2800 SCOTT BOULEVARD SANTA CLARA, CALIFORNIA 95050 Online Location www.virtualshareholdermeeting.com/NVIDIA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 19, 2010

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of NVIDIA Corporation which will take place on Wednesday, May 19, 2010, at 9:00 a.m. pacific daylight time, for the following purposes:

  1.
  To elect three directors nominated by the Board of Directors to hold office until our 2013 Annual Meeting of Stockholders described in the attached proxy statement.

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2011.

  3.
  To conduct any other business properly brought before the Annual Meeting.

        You can attend our 2010 Annual Meeting in person by going to Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050. Please see the map at the end of the attached proxy statement for directions to Building E of our headquarters. In the alternative, you can attend the Annual Meeting online and vote your shares and submit your questions electronically during the meeting by visiting www.virtualshareholdermeeting.com/NVIDIA.

        The items of business are more fully described in the attached proxy statement. Only stockholders who owned our stock at the close of business on March 22, 2010 may vote at the 2010 Annual Meeting or any adjournments, continuations or postponements of the meeting.

        We are pleased to take advantage of the U.S. Securities and Exchange Commission rule that allows companies to furnish proxy materials to their stockholders over the Internet. On or about April 6, 2010, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy materials, including our proxy statement and annual report. The Notice also instructs you on how to access your proxy card to vote over the Internet. Your vote is important. Whether or not you plan to attend the 2010 Annual Meeting, PLEASE VOTE YOUR SHARES.

        We look forward to seeing you at the 2010 Annual Meeting.

By Order of the Board of Directors
David M. Shannon Secretary

Santa Clara, California
April 6, 2010

Important Notice Regarding the Availability of Proxy Materials
for the Annual Meeting to be Held on May 19, 2010.
This Notice, Proxy Statement, our Annual Report on Form 10-K and our Stockholder Letter
can be accessed electronically at www.nvidia.com/proxy

NVIDIA CORPORATION
2701 San Tomas Expressway
Santa Clara, California 95050

Proxy Statement
For the 2010 Annual Meeting of Stockholders
May 19, 2010

QUESTIONS AND ANSWERS

Why am I receiving these materials?

        Your proxy is being solicited on behalf of the Board of Directors, or the Board, of NVIDIA Corporation, a Delaware corporation. Your proxy is for use at our 2010 Annual Meeting of Stockholders, or the 2010 Annual Meeting, to be held on Wednesday, May 19, 2010, at 9:00 a.m. pacific daylight time. This proxy statement contains important information regarding the 2010 Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote and voting procedures.

How can I attend the 2010 Annual Meeting?

        You can attend our 2010 Annual Meeting in person or you can attend and participate via the Internet.

        Attending In Person.    Our 2010 Annual Meeting will take place in Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050. Our principal executive offices are located at 2701 San Tomas Expressway, Santa Clara, California 95050, and our telephone number is (408) 486-2000. Please see the map at the end of this proxy statement for directions to the 2010 Annual Meeting.

        Attending and Participating Online. We are very pleased to allow our stockholders the opportunity to attend our 2010 Annual Meeting via the Internet this year at www.virtualshareholdermeeting.com/NVIDIA. Stockholders may vote and submit questions while attending the meeting on the Internet. You will need the 12-digit control number included on your Notice or proxy card (if you received a printed copy of the proxy materials) to enter the meeting via the Internet. Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/NVIDIA.

        Non-stockholders can also listen to the Annual Meeting live at www.virtualshareholdermeeting.com/NVIDIA. An archived copy of the webcast will be available at www.nvidia.com/proxy through June 4, 2010.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

        We are pleased to take advantage of the U.S. Securities and Exchange Commission, or SEC, rule that allows companies to furnish their proxy materials over the Internet. On or about April 6, 2010, we sent stockholders who own our common stock at the close of business on March 22, 2010 (other than those who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy materials, including our proxy statement and our fiscal year 2010 annual report. The Notice also instructs you on how to access your proxy card to vote over the Internet or by telephone. In addition, the Notice contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our fiscal year 2010 annual report and a form of proxy card or voting instruction card. The Notice also provides instructions on how you can elect to receive future proxy materials electronically or in printed form by mail. If you choose to receive future proxy materials electronically, you will receive an email next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive proxy materials electronically or in printed form by mail will remain in effect until you terminate such election. We believe that this process allows us to provide our stockholders with the information they need in a more timely manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials.

Why did I receive a full set of proxy materials in the mail instead of a Notice regarding the Internet availability of proxy materials?

        We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of a Notice. If you would like to reduce the environmental impact and the costs incurred by us in mailing proxy materials, you may elect to receive all future proxy materials electronically via email or the Internet.

        If you make this election, you will receive an email message shortly after the proxy statement is released containing the Internet link to access our Notice, proxy statement and annual report. The email also will include instructions for voting on the Internet.

        In order to receive these materials electronically, you must follow the applicable procedure below:

        Stockholders of Record.    If you are a stockholder of record, you can choose to receive our future proxy materials electronically by following the instructions to vote on the Internet at www.proxyvote.com and when prompted, indicate that you agree to access stockholder communications electronically in future years.

        Street Name Holders. If your shares are held in street name, you can choose to receive our future proxy materials electronically by visiting www.icsdelivery.com/nvda.

        Your choice to receive proxy materials electronically will remain in effect until you contact our Investor Relations Department and tell us otherwise. You may visit the Investor Relations section of our website at www.nvidia.com, send an electronic mail message to irelectronicdelivery@nvidia.com or contact our Investor Relations Department by mail at 2701 San Tomas Expressway, Santa Clara, California 95050.

        The SEC has enacted rules that permit us to make available to stockholders electronic versions of the proxy materials even if the stockholder has not previously elected to receive the materials in this manner. We have chosen this option in connection with the 2010 Annual Meeting, and if you have not previously requested to receive electronic or paper delivery, you should have received by mail, a Notice instructing you how to access the materials on the Internet and how to vote your shares.

Who can vote at the 2010 Annual Meeting?

        Stockholders of record at the close of business on March 22, 2010, the record date, will be entitled to vote at the 2010 Annual Meeting. On each matter to be voted upon, stockholders have one vote for each share of NVIDIA common stock owned by such stockholder as of March 22, 2010. On the record date, there were 569,017,105 shares of common stock outstanding and entitled to vote. A list of stockholders entitled to vote at the 2010 Annual Meeting will be available at our headquarters, 2701 San Tomas Expressway, Santa Clara, California for 10 days prior to the 2010 Annual Meeting. If you would like to view the stockholder list, please call our Stock Administration Department at (408) 486-2000 to schedule an appointment.

What is the difference between a stockholder of record and a beneficial owner?

        Stockholder of Record.    You are a stockholder of record if at the close of business on March 22, 2010 your shares were registered directly in your name with BNY Mellon Shareowner Services, our transfer agent.

        Beneficial Owner.    You are a beneficial owner if your shares were held through a broker or other nominee and not in your name at the close of business on March 22, 2010. Being a beneficial owner means that, like most of our stockholders, your shares are held in street name and your broker sends the Notice or the proxy materials to you. As a beneficial owner, your broker or other nominee is the stockholder of record of your shares. You have the right to direct your broker on how to vote the shares in your account. However, because you are not the stockholder of record, if you would like to vote your shares in person or online at the 2010 Annual Meeting you must obtain a legally valid proxy from your broker prior to the 2010 Annual Meeting. Because of a change in New York Stock Exchange, or NYSE, rules, your broker will not be able to vote your shares on the election of directors unless they receive specific instructions from you. Therefore, you MUST give your broker instructions in order for your vote to be counted on the proposal to elect directors. We strongly encourage you to vote.

What am I voting on?

  •
  There are two matters scheduled for a vote:

  1.
  To elect three directors nominated by the Board of Directors to hold office until our 2013 Annual Meeting of Stockholders; and

  2.
  To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2011.

  •
  In addition, you are entitled to vote on any other matters that are properly brought before the 2010 Annual Meeting.

How do I vote?

        You may either vote FOR any nominee to the Board, you may WITHHOLD your vote for any nominee or you may ABSTAIN from voting for any nominee. For each other matter to be voted on, you may vote FOR or AGAINST or ABSTAIN from voting.

        Stockholder of Record.    If you are a stockholder of record, there are four ways for you to vote your shares.

        In Person.    You may vote in person by coming to the 2010 Annual Meeting. Even if you plan to attend the 2010 Annual Meeting, we urge you to vote by proxy prior to the 2010 Annual Meeting to ensure your vote is counted.

        By Proxy.    If you received printed proxy materials, you may submit your proxy by mail by signing your proxy card. If you provide specific voting instructions, your shares will be voted as you have instructed.

        By Telephone or Internet.    You may submit your proxy by following the instructions provided in the Notice to vote over the Internet. If you received a printed version of the proxy materials by mail, you may submit your proxy by following the instructions provided with your proxy materials and on your proxy card to vote over the Internet or by telephone.

        Beneficial Owner.    If you are a beneficial owner, you should have received a Notice or voting instructions from your broker. You should follow the instructions in the Notice or voting instructions in order to instruct your broker on how to vote your shares. The broker holding your shares may allow you to deliver your voting instructions by telephone or over the Internet. If your Notice or voting instructions do not include telephone or Internet instructions, please complete and return your Notice or voting instructions promptly by mail. To vote in person or online at the 2010 Annual Meeting, you must obtain a valid proxy from your broker.

What is a broker non-vote?

        Broker non-votes occur when a beneficial owner of shares held in "street name" does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed "non-routine." Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be "routine," but not with respect to "non-routine" matters. Under the rules and interpretations of the NYSE, "non-routine" matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and, for the first time this year, under a new amendment to the NYSE rules, elections of directors, even if not contested.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the 2010 Annual Meeting, who will separately count FOR votes, AGAINST votes, abstentions and broker non-votes. With regard to Proposal 1, the election of three members to our Board named in this proxy statement, you may withhold your vote for a particular nominee. The number of WITHHOLD votes will also be counted by the inspector of election. You may also choose to abstain. Shares not present at the meeting, shares voting ABSTAIN and broker non-votes will have no effect on the election of directors.

        If you are a stockholder of record and you returned a signed and dated proxy card without marking any voting selections, your shares will be voted FOR proposal numbers one and two. If any other matter is properly presented at the 2010 Annual Meeting, either Jen-Hsun Huang or David M. Shannon as your proxy will vote your shares using his best judgment.

May I change my vote after submitting my proxy?

        Yes. If you are a stockholder of record, you may revoke your proxy at any time before the final vote at the 2010 Annual Meeting in any one of the following four ways:

  •
  you may submit another properly completed proxy card with a later date;

  •
  you may send a written notice that you are revoking your proxy to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: General Counsel/Secretary;

  •
  you may attend the 2010 Annual Meeting and vote in person; or

  •
  you may submit another proxy by telephone or Internet after you have already provided an earlier proxy.

What is the quorum requirement?

        We need a quorum of stockholders to hold our 2010 Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on March 22, 2010 are represented at the 2010 Annual Meeting either in person or by proxy. On the record date, there were 569,017,105 shares of common stock outstanding and entitled to vote, meaning that 284,508,553 shares must be represented in person or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy or vote at the 2010 Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is not a quorum, a majority of the votes present at the 2010 Annual Meeting may adjourn the 2010 Annual Meeting to another date.

How many votes are needed to elect directors (Proposal 1)?

        We have adopted Bylaw provisions providing for a majority vote standard in non-contested elections. As the number of nominees properly nominated for the 2010 Annual Meeting is the same as the number of directors to be elected, the 2010 Annual Meeting is a non-contested election. Pursuant to our Bylaws, if the number of votes WITHHELD with respect to a nominee exceeds the number of votes FOR, then the nominee is required to submit his resignation for consideration by our Board and our Nominating and Corporate Governance Committee.

How many votes are needed to ratify PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2)?

        The affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote is required for the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If you ABSTAIN from voting, it will have the same effect as an AGAINST vote. If you do not vote, it will have no effect.

How can I find out the results of the voting at the 2010 Annual Meeting?

        Preliminary voting results will be announced at the 2010 Annual Meeting. Final voting results will be published in a current report on Form 8-K, which will be filed with the SEC by May 25, 2010.

Who is paying for this proxy solicitation?

        We will pay the entire cost of soliciting proxies. Our directors and employees may also solicit proxies in person, by telephone, by mail, by Internet or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice or full set of proxy materials in the mail?

        If you received more than one Notice or full set of proxy materials then your shares are either registered in more than one name or are held in different accounts. Please complete, sign and return each Notice or proxy card to ensure that all of your shares are voted. If you would like to modify your instructions so that you receive one Notice or proxy card for each account or name, please contact your broker.

What does it mean if multiple members of my household are stockholders but we only received one Notice or full set of proxy materials in the mail?

        The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Notices and proxy materials with respect to two or more stockholders sharing the same address by delivering a single Notice or set of proxy materials addressed to those stockholders. In accordance with a prior notice sent to certain brokers, banks, dealers or other agents, we are sending only one Notice or full set of proxy materials to those addresses with multiple stockholders unless we received contrary instructions from any stockholder at that address. This practice, known as "householding," allows us to satisfy the requirements for delivering Notices or proxy materials with respect to two or more stockholders sharing the same address by delivering a single copy of these documents. Householding helps to reduce our printing and postage costs, reduces the amount of mail you receive and helps to preserve the environment.

        If you currently receive multiple copies of the Notice or proxy materials at your address and would like to request "householding" of your communications, please contact your broker. Once you have elected "householding" of your communications, "householding" will continue until you are notified otherwise or until you revoke your consent. If any stockholder residing at such an address wishes to receive a separate set of documents, they may telephone our Stock Administration Department at (408) 486-2000 or write to our Stock Administration Department at 2701 San Tomas Expressway, Santa Clara, California 95050.

When are stockholder proposals due for next year's annual meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 7, 2010 to NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050, Attention: General Counsel/Secretary and must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended. If you wish to submit a proposal that is not to be included in next year's proxy materials, but that may be considered at the 2011 Annual Meeting, you must do so in writing following the above instructions not later than the close of business on December 7, 2010, and not earlier than the close of business on November 7, 2010. We also advise you to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the different notice submission date requirements in the event that we do not hold our 2011 Annual Meeting between April 19, 2011 and June 18, 2011.

Can I view these proxy materials on the NVIDIA website?

        Yes. This proxy statement is posted on our Investor Relations website at www.nvidia.com. You also can use this website to view our other filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended January 31, 2010. The contents of our website are not a part of this proxy statement.

PROPOSAL 1
ELECTION OF DIRECTORS

        Our Board is divided into three classes serving staggered three year terms. At the 2010 Annual Meeting, our stockholders will elect three directors to serve until our 2013 annual meeting of stockholders. Messrs. Gaither, Huang and Seawell are currently directors and were previously elected by our stockholders. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees for election and unanimously recommended that each nominee be submitted for election to the Board. Our Board approved the recommendation at its meeting held on March 16, 2010. If elected at the 2010 Annual Meeting, each of the nominees will serve until the 2013 annual meeting of stockholders and until his successor is elected or appointed.

        The Board expects the nominees will be available for election. If a nominee declines or is unable to act as a director, your proxy may be voted for any substitute nominee proposed by the Board or the size of the Board may be reduced. In accordance with our Bylaws, directors are elected if they receive more FOR votes than WITHHOLD votes.

        The Nominating and Corporate Governance Committee is responsible for reviewing, assessing and recommending members to the Board for approval. The Nominating and Corporate Governance Committee has not established specific minimum age, education, experience or skill requirements for potential members. In general, the Nominating and Corporate Governance Committee considers numerous diverse factors, such as the nominee's: independence; personal and professional judgment and integrity; high-level management experience necessary to oversee and direct our business; professional and industry knowledge; collegiality; financial expertise; desirability as a member of any committees of the Board; willingness and ability to devote substantial time and effort to Board responsibilities; experience and the interplay with the experience of other Board members; and ability to represent the interests of the stockholders as a whole rather than special interest groups or constituencies. In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee also reviews this director's overall service to NVIDIA during his or her term, including the number of meetings attended, level of participation and quality of performance. The Nominating and Corporate Governance Committee values diversity as a factor in selecting nominees to serve on the Board. Although the Nominating and Corporate Governance Committee does not have a specific policy on diversity, the committee considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.

        The priorities and emphasis of the Nominating and Corporate Governance Committee and of the Board with regard to the above factors change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. The Nominating and Corporate Governance Committee and the Board periodically review and assess the continued relevance of and emphasis on these factors to determine if they are effective in helping to satisfy the Board's goal of creating and sustaining a Board that can appropriately support and oversee our business.

        Listed below are key skills and experience that the Nominating and Corporate Governance Committee and Board consider important for our directors to have in light of our current business and structure. The directors' biographies note each director's relevant experience, qualifications, and skills relative to this list as of the date of this proxy statement.

  •
  Senior Management and Operating Experience.  Directors who have served in senior leadership positions are important to us, as they bring insight to constructively review and assess our operating plan and business strategy.

  •
  Industry and Technical Expertise.  Because we are a technology, hardware and software provider, education or experience in relevant technology is useful in understanding our research and development efforts, competing technologies, the various products and processes that we develop and the markets in which we compete.

  •
  Financial Expertise.  Knowledge of accounting and financial reporting processes is important because it assists our directors in understanding, advising and overseeing our financial reporting and internal controls.

  •
  Public Company Board Experience.  Directors who have served on boards of directors of other public companies have corporate governance experience, a deep understanding of the role and responsibilities of the Board and insight into matters being handled by our Board.

  •
  Legal Expertise.  Directors who have legal education and experience can assist the Board in fulfilling its responsibilities related to the oversight of our legal and regulatory compliance.

  •
  Understanding of Our People and Products.  Directors who have an understanding of our people and products are important to us.

Nominees for Election for a Three-Year Term Expiring at our 2013 Annual Meeting

        James C. Gaither has been a managing director of Sutter Hill Ventures, a venture capital investment firm, since July 2000. He is a retired partner of the law firm of Cooley Godward Kronish LLP and was a partner of the firm from 1971 until July 2000 and senior counsel to the firm from July 2000 to 2003. Prior to beginning his law practice with the firm in 1969, Mr. Gaither served as a law clerk to The Honorable Earl Warren, Chief Justice of the United States Supreme Court, special assistant to the Assistant Attorney General in the United States Department of Justice and staff assistant to the President of the United States, Lyndon Johnson. Mr. Gaither is a former president of the Board of Trustees at Stanford University, former vice chairman of the board of directors of The William and Flora Hewlett Foundation and immediate past chairman of the Board of Trustees of The Carnegie Endowment for International Peace. Mr. Gaither holds a B.A. in Economics from Princeton University and a J.D. degree from Stanford University Law School.

        Mr. Gaither's broad experience ranges from venture capital investments in early-stage technology companies to extensive and varied experience in legal affairs. Through his role as a venture capitalist, Mr. Gaither brings to the Board business acumen and expertise in corporate strategy development. As a result of his experience as a partner in a large law firm, Mr. Gaither brings to the Board varied experience in legal affairs and corporate governance experience as well as an understanding of the role and responsibilities of a board of directors. Mr. Gaither also has a deep understanding of our people, products, operations and strategic direction which he acquired over 12 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

        Jen-Hsun Huang co-founded NVIDIA in April 1993 and has served since that time as our president and chief executive officer. From 1985 to 1993, Mr. Huang was employed at LSI Logic Corporation, a computer chip manufacturer, where he held a variety of positions, most recently as director of coreware, the business unit responsible for LSI's "system-on-a-chip" strategy. From 1984 to 1985, Mr. Huang was a microprocessor designer for Advanced Micro Devices, Inc., a semiconductor company. Mr. Huang holds a B.S.E.E. degree from Oregon State University and an M.S.E.E. degree from Stanford University.

        Mr. Huang is one of the semiconductor industry's most respected executives, having led NVIDIA from a start-up to the world's leader in visual and parallel computing. Under his guidance, we have shown consistent innovation and sharp execution, marked by products that have gained strong market share, even as many competitors have left the marketplace. Mr. Huang has a deep understanding of our products, people, operations and strategic direction which he acquired over the 17 year period since co-founding NVIDIA in 1993. The Board believes that these leadership skills and this successful track record position him to serve NVIDIA well.

        A. Brooke Seawell has been a venture partner with New Enterprise Associates, a venture capital investment firm, since January 2005. From February 2000 to December 2004, Mr. Seawell was a partner with Technology Crossover Ventures, a venture capital investment firm. From 1997 to 1998, Mr. Seawell was executive vice president of NetDynamics, Inc., an application server software company, which was acquired by Sun Microsystems, Inc. From 1991 to 1997, Mr. Seawell was senior vice president and chief financial officer of Synopsys, Inc., an electronic design automation software company. Mr. Seawell serves on the board of directors of Informatica Corporation, a data integration software company, Glu Mobile, Inc., a publisher of mobile games, and several privately-held companies. Mr. Seawell also serves on the Management Board of the Stanford Graduate School of Business. Mr. Seawell holds a B.A. degree in Economics and an M.B.A. degree in Finance from Stanford University.

        Mr. Seawell brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. He acquired this knowledge in the course of serving as the chief financial officer of a global technology company, working as a venture capitalist, and serving as a member of the audit committees of boards of directors of two other public companies. Mr. Seawell also has a deep understanding of our people, products, operations and strategic direction, which he acquired over 13 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

THE BOARD RECOMMENDS A VOTE IN FAVOR OF THE ELECTION
TO THE BOARD OF EACH NAMED NOMINEE.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

        The following is information for each of the members of our Board as of the date of this proxy statement.

Name	Position with NVIDIA	Age	Director Since	Expiration of Term
James C. Gaither	Director	72	December 1998	2010
Jen-Hsun Huang	Chief Executive Officer, President and Director	47	April 1993	2010
A. Brooke Seawell	Director	62	December 1997	2010
Harvey C. Jones	Director	57	November 1993	2011
William J. Miller	Lead Director	64	November 1994	2011
Tench Coxe	Director	52	June 1993	2012
Mark L. Perry	Director	54	May 2005	2012
Mark A. Stevens	Director	50	September 2008*	2012

*
Mr. Stevens previously served as a member of our Board from June 1993 until June 2006.

        The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director that led the Nominating and Corporate Governance Committee to believe that that director should continue to serve on the Board. However, each of the members of the Nominating and Corporate Governance Committee may have a variety of reasons why he believes a particular person would be an appropriate nominee for the Board, and these views may differ from the views of other members.

Directors Continuing in Office until our 2011 Annual Meeting

        Harvey C. Jones is the chairman of the board of directors of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., an electronic design automation software company, where he served as chief executive officer through January 1994 and as executive chairman of the board of directors until February 1998. Prior to Synopsys, Mr. Jones served as president and chief executive officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones served on the board of directors of Wind River Systems, Inc., an embedded software and services provider, from 2004 to 2009. Mr. Jones holds a B.S. degree in Mathematics and Computer Sciences from Georgetown University and an M.S. degree in Management from the Massachusetts Institute of Technology.

        Through his experiences as chairman and chief executive officer of a large global technology company and as co-founder of two technology companies, Mr. Jones brings to the Board an in-depth knowledge of the technology industry, significant operating experience, expertise in corporate strategy development, financial expertise, business acumen and insight into current and emerging business trends. Mr. Jones also has a deep understanding of our people, products, operations and strategic direction, which he acquired over 17 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

        William J. Miller has served as an independent board member for several companies and has been an occasional consultant to several technology companies since October 1999. From April 1996 through October 1999, Mr. Miller was chief executive officer and chairman of the board of directors of Avid Technology, Inc., a provider of digital tools for multimedia. Mr. Miller also served as president of Avid Technology from September 1996 through October 1999. From March 1992 to October 1995, Mr. Miller served as chief executive officer of Quantum Corporation, a mass storage company. He was a member of the board of directors of Quantum, and Chairman thereof, from May 1992 and September 1993, respectively, to August 1995. From 1981 to March 1992, he served in various positions at Control Data Corporation, a supplier of computer hardware, software and services, most recently as executive vice president and president, information services. Mr. Miller serves on the board of directors of Waters Corporation, a scientific instrument manufacturing company, Digimarc Corporation, a developer and supplier of secure identification products and digital watermarking technology, and Glu Mobile, Inc., a publisher of mobile games. Mr. Miller served on the board of directors of Overland Storage, Inc. from 2006 to 2009 and Viewsonic Corporation from 2004 to 2008. Mr. Miller holds B.A. and J.D. degrees from the University of Minnesota.

        Through his experiences as chief executive officer of two publicly-traded technology companies and as a business consultant to technology companies, Mr. Miller brings to the Board an in-depth knowledge of the technology industry, significant operating experience, expertise in corporate strategy development, financial expertise, business acumen and insight into current and emerging business trends. Additionally, Mr. Miller's service on boards of directors of other public companies and his varied experience in legal affairs provides him with considerable corporate governance experience, an understanding of the role and responsibilities of a public company board of directors and insight into matters being handled by our Board. Mr. Miller also has a deep understanding of our people, products, operations and strategic direction, which he acquired over 16 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Directors Continuing in Office until our 2012 Annual Meeting

        Tench Coxe is a managing director of the general partner of Sutter Hill Ventures, a venture capital investment firm. Prior to joining Sutter Hill Ventures in 1987, Mr. Coxe was director of marketing and MIS at Digital Communication Associates. Mr. Coxe also serves on the board of directors of eLoyalty Corporation, a customer loyalty software firm, and several privately-held companies. Mr. Coxe holds a B.A. degree in Economics from Dartmouth College and an M.B.A. degree from Harvard Business School.

        Mr. Coxe has 23 years of experience as an early-stage venture capital investor, principally in the technology industry. He has been a primary investor in and served on the board of directors of several companies. This experience has provided Mr. Coxe with a deep understanding of the technology industry and the drivers of structural change and high-growth opportunities in technology. He has also gained significant financial expertise and experience formulating corporate strategy. Mr. Coxe's service on boards of directors of other public companies provides him with considerable experience about the best practices of effective boards. Mr. Coxe also has a deep understanding of our people and products, which he acquired over 17 years of service as a member of our Board. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

        Mark L. Perry currently serves as the president and chief executive officer and a member of the board of directors of Aerovance Inc., a biopharmaceutical company. Prior to joining Aerovance in February 2007, Mr. Perry served as the senior business advisor for Gilead Sciences, Inc., a biopharmaceutical company. Mr. Perry was an executive officer of Gilead from July 1994 to April 2004, serving in a variety of capacities, including general counsel, chief financial officer and most recently, executive vice president of operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities. From September 1981 to June 1994, Mr. Perry was with the law firm Cooley Godward Kronish LLP in San Francisco and Palo Alto, California, serving as a partner of the firm from 1987 until 1994. From 2003 to 2009, Mr. Perry served as a member of the board of directors of Nuvelo, Inc. Mr. Perry holds a B.A. degree in History from the University of California, Berkeley and a J.D. degree from the University of California, Davis.

        Through his experience as chief financial officer of a large biotechnology company, Mr. Perry brings to the Board substantial financial expertise that includes extensive knowledge of the complex financial and operational issues facing large companies, and a deep understanding of accounting principles and financial reporting rules and regulations. Mr. Perry has also gained significant operating experience, expertise in corporate strategy development and business acumen from serving as the chief executive officer and executive vice president of operations at different companies. As a result of his experience as a partner in a large law firm and as general counsel of a large biopharmaceutical company, Mr. Perry brings to the Board varied experience in legal affairs and corporate governance experience as well as a deep understanding of the role and responsibilities of a board of directors. In addition, Mr. Perry's service on boards of directors of other public companies has provided him with considerable experience about the best practices of effective boards. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

        Mark A. Stevens has been a managing member of Sequoia Capital, a venture capital investment firm, since March 1993. Prior to that time, beginning in July 1989, he was an associate at Sequoia Capital. Prior to joining Sequoia, he held technical sales and marketing positions at Intel Corporation and was a member of the technical staff at Hughes Aircraft Company. Mr. Stevens currently serves on the boards of several privately-held companies. He also serves as a Trustee of the University of Southern California and is a part-time lecturer at the Stanford University Graduate School of Business. Mr. Stevens holds a B.S.E.E. degree, a B.A. degree in Economics and an M.S. degree in Computer Engineering from the University of Southern California and an M.B.A. degree from Harvard Business School.

        Mr. Stevens has 21 years of experience as an early-stage venture capital investor, principally in the technology industry. He has been a primary investor in and has served on the board of directors of several companies. This experience has provided a deep understanding of the technology industry, and the drivers of structural change and high-growth opportunities in technology. He has also gained significant experience overseeing corporate strategy and assessing operating plans. Mr. Stevens also has a deep understanding of our people, products, operations and strategic direction, which he acquired by serving on our Board from 1993-2006 and from 2008 to the date of the filing of this proxy statement. The Board believes that these skills and this experience and track record position him to serve NVIDIA well.

Independence of the Members of the Board of Directors

        Our corporate governance policies, as supplemented to date, or the Corporate Governance Policies, require our Board to affirmatively determine that at least 75% of our directors do not have a relationship that would interfere with their exercise of independent judgment in carrying out their responsibilities and meet any other qualification requirements required by the SEC and The NASDAQ Stock Market LLC, or NASDAQ. This 75% threshold is higher than the majority threshold required by NASDAQ's rules and regulations. In addition, to be deemed "independent" in any calendar year, directors of NVIDIA must comply with NASDAQ Rules regarding the independence of directors with the following heightened standards: (i) with respect to NASDAQ Rule 5605(a)(2)(B), the dollar threshold is lowered from $120,000 to $100,000; and (ii) with respect to NASDAQ Rule 5605(a)(2)(D), the percentage and dollar threshold is reduced to either 2% of the recipients' consolidated gross revenues for that year, or $60,000, whichever is greater.

        After considering all relevant relationships and transactions, the Board determined all members of the Board are "independent" as defined by NASDAQ's rules and regulations, except for Jen-Hsun Huang, our president and chief executive officer. Thus, as of the date of the mailing of this proxy statement, 87.5% of the members of our Board are independent. The Board also determined that all members of our Audit, Compensation and Nominating and Corporate Governance Committees are independent under applicable NASDAQ listing standards.

Board Leadership Structure

        Our Bylaws and Corporate Governance Policies permit the roles of chairman of the board and chief executive officer to be filled by the same or different individuals. This allows the Board flexibility to determine whether the two roles should be combined or separated based upon our needs and the Board's assessment of its leadership from time to time. The Board believes that our stockholders are best served at this time by not having a chairman of the board and by having a lead independent director, or Lead Director.

        In the absence of a chairman of the board, our Corporate Governance Policies provide that our chief executive officer has primary responsibility for preparing the agendas for Board meetings. Our chief executive officer also presides over the portion of the meetings of the Board where he is present.

        Given that we do not have a chairman of the board, the Board believes that a Lead Director is an integral part of our Board structure and a critical aspect of effective corporate governance. The independent directors consider the role and designation of the Lead Director on an annual basis. Mr. Miller has been our Lead Director since May 2009. Mr. Miller brings considerable skills and experience, as described in Proposal 1- Election of Directors above, to the role. In addition, Mr. Miller is Chair of our Nominating and Corporate Governance Committee, which affords him increased engagement with Board governance and composition. Our Lead Director has significant responsibilities, which are set forth in our Corporate Governance Policies, and include, in part:

  •
  determining an appropriate schedule of Board meetings, seeking to ensure that the independent members of the Board can perform their duties responsibly while not interfering with the flow of our operations;

  •
  working independently or with our chief executive officer, seeking input from all directors, as well as the chief executive officer and other relevant management, as to the preparation of the agendas for Board and committee meetings;

  •
  advising the Board on a regular basis as to the quality, quantity and timeliness of the flow of information requested by the Board from our management with the goal of providing what is necessary for the independent members of the Board to effectively and responsibly perform their duties, and, although our management is responsible for the preparation of materials for the Board, the Lead Director may specifically request the inclusion of certain material; and

  •
  coordinating, developing the agenda for, and moderating executive sessions of the independent members of the Board, and acting as principal liaison between the independent members of the Board and the chief executive officer on sensitive issues.

        As discussed above, a substantial portion of our Board is comprised of independent directors. The active involvement of the independent directors, combined with the qualifications and significant responsibilities of our Lead Director, provide balance on the Board and promote strong, independent oversight of our management and affairs.

Role of the Board in Risk Oversight

        One of the Board's key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also monitors compliance with legal and regulatory requirements and oversees the performance of our internal audit function. Our Nominating and Corporate Governance Committee monitors the effectiveness of our anonymous tip process and corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

        The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on risk facing NVIDIA from our chief executive officer or the appropriate "risk owner" within NVIDIA to enable it to understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the chairman of the relevant committee reports on the discussion to the full Board during the committee reports portion of the next Board meeting. However, it is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Audit Committee Financial Experts

        The Board has determined that each of Messrs. Seawell and Perry satisfy the criteria adopted by the SEC to serve as an "audit committee financial expert" within the meaning of the SEC rules.

Corporate Governance Policies of the Board of Directors

        The Board has documented our governance practices by adopting Corporate Governance Policies to ensure that the Board will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Policies set forth the practices the Board follows with respect to board composition and selection, regular evaluations of the Board and its committees, board meetings and involvement of senior management, chief executive officer performance evaluation, and board committees and compensation. Our Corporate Governance Policies may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

Executive Sessions of the Board

        As required under NASDAQ's listing standards, our independent directors have in the past and will continue to meet regularly in scheduled executive sessions at which only independent directors are present. In fiscal year 2010, our independent directors met in executive session at three of the four regularly scheduled Board meetings.

        In addition, independent directors have in the past and will continue to meet regularly in scheduled executive session with our chief executive officer. In fiscal year 2010, our independent directors met in executive session with our chief executive officer at three of the four regularly scheduled Board meetings.

Director Attendance at Annual Meeting

        We do not have a formal policy regarding attendance by members of the Board at our annual meetings. We generally schedule a Board meeting in conjunction with our annual meetings and expect that all of our directors will attend each annual meeting, absent a valid reason. All our Board members, except Mr. Seawell, attended our 2009 Annual Meeting.

Board Self-Assessments

        The Nominating and Corporate Governance Committee oversees an annual evaluation process, whereby each director evaluates the Board as a whole and each member of the standing committees of the Board evaluates the committees on which he or she serves. After these evaluations are complete, the results are discussed by the Board and each committee and with each individual director, as applicable, and, if necessary, action plans are developed.

Director Education

        The Board believes that director education is integral to Board and committee performance and effectiveness. Directors are expected to participate in continuing educational programs in order to maintain the necessary level of expertise to perform their responsibilities as directors. In fiscal year 2010, we engaged the Stanford Directors' College, which is affiliated with the Stanford University Law School, to create an individualized continuing education program for our Board members. Each of directors completed this eight hour continuing education program in fiscal year 2010, except Mr. Seawell who attended six of the eight hours. However, Mr. Seawell had previously attended the Stanford Directors' College in 2008.

Director Stock Ownership Guidelines

        The Board believes that directors should hold a significant equity interest in NVIDIA. Our Corporate Governance Policies require each director to hold at least 25,000 shares of our common stock during the period in which he or she serves as a director, unless our Nominating and Corporate Governance Committee waives the requirement. The 25,000 shares may include vested but unexercised stock options. Directors will have 18 months from the date that they become directors to reach the ownership threshold. Each of our directors currently meets the stock ownership requirement. The stock ownership guidelines are intended to further align director interests with stockholder interests.

Outside Advisors

        The Board and each of its principal committees may retain outside advisors and consultants of their choosing at our expense. The Board need not obtain management's consent to retain outside advisors. In addition, the principal committees need not obtain either the Board's or management's consent to retain outside advisors.

Code of Conduct

        We have a Worldwide Code of Conduct that applies to all of our executive officers, directors and employees, including our principal executive officer and principal financial and accounting officer. We also have a Financial Team Code of Conduct that applies to our executive officers, directors and members of our finance, accounting and treasury departments. Both the Worldwide Code of Conduct and the Financial Team Code of Conduct are available under Corporate Governance in the Investor Relations section of our website at www.nvidia.com. If we make any amendments to the Worldwide Code of Conduct or the Financial Team Code of Conduct or grant any waiver from a provision of either code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Conflicts of Interest

        We expect our directors, executives, and employees to conduct themselves with the highest degree of integrity, ethics, and honesty. Our credibility and reputation depend upon the good judgment, ethical standards and personal integrity of each director, executive, and employee. In order to better protect us and our stockholders, we regularly review our Code of Conduct and related policies to ensure that they provide clear guidance to our directors, executives, and employees.

Corporate Hotline

        We have established a corporate hotline (operated by a third party) to allow any employee to confidentially and anonymously lodge a complaint about any accounting, internal control, auditing or other matters of concern (unless prohibited by local privacy laws for employees located in the European Union).

Stockholder Communications with the Board of Directors

        Stockholders who wish to communicate with the Board regarding nominations of directors or other matters may do so by sending written communications addressed to David M. Shannon, our secretary, at NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050. All stockholder communications we receive that are addressed to the Board will be compiled by our secretary. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation or Nominating and Corporate Governance Committee.

Nomination of Directors

        The Nominating and Corporate Governance Committee identifies, reviews and evaluates candidates to serve as directors and recommends candidates for election to the Board. The Nominating and Corporate Governance Committee uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates' qualifications and then selects a nominee for recommendation to the Board. For an explanation of the factors the Nominating and Corporate Governance Committee considers when evaluating candidates and the Board as a whole, please see Proposal 1- Election of Directors above.

        The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as it uses for other candidates. Matters put forth by our stockholders will be reviewed by the Nominating and Corporate Governance Committee, which will determine whether these matters should be presented to the Board. The Nominating and Corporate Governance Committee will give serious consideration to all such matters and will make its determination in accordance with its charter and applicable laws. Stockholders seeking to recommend a prospective nominee should follow the instructions under the heading Stockholder Communications with the Board of Directors. Stockholder submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are advised to review our Bylaws, which contain the requirements for director nominations. The Nominating and Corporate Governance Committee did not receive any stockholder nominations during fiscal year 2010.

Majority Vote Standard

        As a part of our continuing process of enhancing our corporate governance procedures and to provide our stockholders with a more meaningful role in the outcome of the election of directors, in March 2006, our Board amended our Bylaws to adopt a majority vote standard for non-contested director elections. Our Bylaws now provide that in a non-contested election if the votes cast FOR an incumbent director do not exceed the number of votes WITHHELD, such incumbent director shall promptly tender his resignation to the Board. The Nominating and Corporate Governance Committee will review the circumstances surrounding the WITHHELD vote and promptly make a recommendation to the Board on whether to accept or reject the resignation or whether other action should be taken. In making its decision, the Board will evaluate the best interests of NVIDIA and our stockholders and will consider all factors and relevant information. The Board will act on the Nominating and Corporate Governance Committee's recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of certification of the stockholder vote. The director who tenders his resignation will not participate in the Board's or the Nominating and Corporate Governance Committee's decisions. In a contested election, which is an election in which the number of nominees exceeds the number of directors to be elected, our directors will be elected by a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors at that meeting.

Board Meeting Information

        The Board met six times during fiscal year 2010. In addition, during fiscal year 2010, the Board held a two-day meeting, during which the Board discussed the strategic direction of NVIDIA, explored and discussed new business opportunities and the product roadmap, and addressed possible challenges facing NVIDIA. We expect each Board member to attend each meeting of the Board and the committees on which he serves. In fiscal year 2010, each Board member attended 75% or more of the meetings of the Board and of each committee on which he served.

Committees of the Board of Directors

        The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter, which may be viewed under Corporate Governance in the Investor Relations section of our website at www.nvidia.com.

        In fiscal year 2006, the Board concluded that having our directors rotate and serve on different committees provides a benefit to us and our stockholders. By rotating among committees, we believe all members are more fully informed regarding the full scope of Board and our activities. The Board believes that such rotations are a good corporate governance practice and intends to make periodic rotations in the future. On February 5, 2009, the Nominating and Corporate Governance Committee

examined the composition and chairmanship of the Board's committees and recommended certain rotations to the full Board for fiscal year 2010, as described below.

Committees and Current Membership	Number of Meetings Held During Fiscal Year 2010 and Committee Functions
Audit	Meetings: 8
Fiscal Year 2010	Written Consents: 1
Mark L. Perry* A. Brooke Seawell Tench Coxe James C. Gaither**

•       oversees our corporate accounting and financial reporting process;

•       oversees our internal audit function;

•       evaluates the performance of and assesses the qualifications of our independent registered public accounting firm;

•       determines and approves the engagement of the independent registered public accounting firm;

•       determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•       reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•       confers with management and our independent registered public accounting firm regarding the effectiveness of internal control over financial reporting;

•       discusses with management and the independent registered public accounting firm the results of the annual audit and the results of our quarterly financial statements;

•       reviews the financial statements to be included in our annual report;

•       reviews earnings press releases, as well as the substance of financial information and earnings guidance provided to analysts and rating agencies on our quarterly earnings calls;

•       prepares the report required to be included by the SEC rules in our annual proxy statement or Annual Report on Form 10-K; and

•       establishes procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Committees and Current Membership	Number of Meetings Held During Fiscal Year 2010 and Committee Functions
Compensation	Meetings: 8
Fiscal Year 2010	Written Consent: 2
Mark A. Stevens* William J. Miller Harvey C. Jones James C. Gaither***

•       reviews and approves our overall compensation strategy and policies;

•       reviews and recommends to the Board the compensation of our Board members;

•       reviews and approves the compensation and other terms of employment of our chief executive officer and other executive officers;

•       reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management;

•       reviews and approves written performance goals for our chief executive officer relevant to the compensation of our chief executive officer;

•       reviews and approves the disclosure contained in Compensation Discussion and Analysis and considers whether to recommend that it be included in the proxy statement and Annual Report on Form 10-K;

•       administers our stock option and purchase plans, variable compensation plans and other similar programs; and

•       may form and delegate authority to subcommittees as appropriate, including, but not limited to, a subcommittee composed of one of more members of the Board.

Nominating and	Meetings: 3
Corporate Governance	Written Consents: 1
Fiscal Year 2010 William J. Miller* James C. Gaither Harvey C. Jones Mark A. Stevens**

•       identifies, reviews and evaluates candidates to serve as directors;

•       recommends candidates for election to our Board;

•       makes recommendations to the Board regarding committee membership;

•       assesses the performance of the Board and its committees;

•       reviews and assesses our corporate governance principles and practices;

•       approves related party transactions; and

•       establishes procedures for the receipt, retention and treatment of complaints we receive regarding violations of our code of conduct.

*
Committee Chairperson

**
Joined the committee effective immediately following our 2009 Annual Meeting in connection with our periodic committee member rotation.

***
Ceased serving on the committee effective immediately following our 2009 Annual Meeting in connection with our periodic committee member rotation.

        In addition to our three standing committees, in August 2007 the Board formed a Special Litigation Committee to investigate, evaluate, and make a determination as to how we should proceed with respect to the claims and allegations asserted in certain derivative actions cases brought on behalf of NVIDIA against certain of our current and former executive officers and directors. The derivative actions asserted claims concerning errors related to our historical stock option granting practices and associated accounting for stock-based compensation expense. Mr. Perry served on the Special Litigation Committee during fiscal year 2010. Effective upon the settlement of the derivative actions in April 2009, the responsibilities of the Special Litigation Committee concluded.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        For fiscal year 2010, the Compensation Committee consisted of Messrs. Gaither, Jones, Miller and Stevens. In connection with the periodic rotation of our committee members as explained above, Mr. Gaither ceased serving as a member of the Compensation Committee effective immediately after our 2009 Annual Meeting in May 2009. No member of the Compensation Committee is an officer or employee of NVIDIA, and none of our executive officers serve as a director or member of a compensation committee of any entity that has one or more executive officers serving as a member of our Board or Compensation Committee. Each of our current directors has purchased and holds shares of our common stock.

DIRECTOR COMPENSATION

        Our non-employee directors receive options to purchase shares of our common stock for their services as members of our Board. Non-employee directors do not receive cash compensation for their services as members of our Board, but may be reimbursed for expenses incurred in attending Board and committee meetings and continuing educational programs as set forth in our Corporate Governance Policies. Directors who are also employees do not receive any fees or equity compensation for service on the Board. Mr. Huang is our only employee director.

        Historically, options to purchase shares of our common stock have been automatically granted to our non-employee directors under our 1998 Non-Employee Directors' Stock Option Plan as incorporated into our 1998 Equity Incentive Plan, which we refer to as the 1998 Plan. Beginning in June 2007, we started granting annual stock option grants on the first trading day after an annual meeting to our non-employee directors from our 2007 Equity Incentive Plan, which we refer to as the 2007 Plan.

        In March 2009, the Compensation Committee undertook its annual review of the type and form of compensation paid to our non-employee directors in connection with their service on our Board and its committees. The Compensation Committee consulted with our human resources department and Hewitt Associates LLC, or Hewitt, and reviewed peer company data from our executive Peer Companies (as defined in the section titled "Compensation Discussion and Analysis" beginning on page 28). Based on this review, the Compensation Committee recommended, and the Board approved, the continuation of our policy of aligning directors and stockholders' interests by providing only equity compensation in the form of stock options and to target the compensation of non-employee directors at approximately the 75th percentile of the peer companies. The Compensation Committee employed the binomial option pricing model to determine grant recommendations whose fair value (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718) approximately aligned with the 75th percentile of our select peer companies' total annual compensation, both cash and equity, for non-employee directors.

        Historically, two grants have been made to non-employee directors: one for committee service vesting over the following year, and one for board service, vesting over one year, commencing two years following the grant. In light of the fact that all non-employee directors served on a committee, it was determined that for fiscal year 2010, the annual board and committee grant should be combined into a single grant to compensate for overall service to NVIDIA. In addition, the Compensation Committee determined such combined grant should vest quarterly over the year following the 2009 Annual Meeting in order to correlate the vesting of the annual stock option to the non-employee director's service on the Board and its committees over the following year.

        Therefore, as a result of the review above, a single stock option for 48,000 shares was granted to each non-employee director on the first trading day following the date of our 2009 Annual Meeting. The option vests quarterly over the year following the 2009 Annual Meeting and has a term of six years. If a non-employee director's service as a director terminates due to death, the grant will immediately vest and become exercisable.

        The following table provides information regarding compensation of non-employee directors who served during fiscal year 2010:

Director Compensation for Fiscal Year 2010

Name	Option Awards($) (1)(2)	Total ($)
Tench Coxe	$213,120	$213,120
James C. Gaither	213,120	213,120
Harvey C. Jones	213,120	213,120
William J. Miller	213,120	213,120
Mark L. Perry	213,120	213,120
A. Brooke Seawell	213,120	213,120
Mark A. Stevens	213,120	213,120

(1)
Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for awards granted during fiscal year 2010. On May 21, 2009, each non-employee director received a stock option to purchase 48,000 shares as compensation for his service on the Board and committees with an exercise price of $9.67 per share, which was the closing price of our common stock as reported by NASDAQ on May 21, 2009. The full grant date fair value for these awards as determined under FASB ASC Topic 718 was $4.44. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled "Stock-Based Compensation" in our Annual Report on Form 10-K for fiscal year 2010, filed with the SEC on March 18, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

(2)
As of January 31, 2010, each non-employee director held stock options to purchase the following aggregate number of shares of our common stock: Mr. Coxe, options to purchase 901,000 shares; Mr. Gaither, options to purchase 511,000 shares; Mr. Jones, options to purchase 383,807 shares; Mr. Miller, options to purchase 1,126,000 shares; Mr. Perry, options to purchase 371,000 shares; Mr. Seawell, options to purchase 692,500 shares; and Mr. Stevens, options to purchase 168,000 shares.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR FISCAL YEAR 2011

        The Audit Committee has selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for our fiscal year ending January 30, 2011. Stockholder ratification of the Audit Committee's selection of PwC is not required by our Bylaws or any other governing documents or laws. As a matter of good corporate governance, we are submitting the selection of PwC to our stockholders for ratification. If our stockholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PwC. Even if the selection is ratified, the Audit Committee in its sole discretion may direct the appointment of a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in our best interests and those of our stockholders.

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2010 Annual Meeting will be required to ratify the selection of PwC. Abstentions will be counted toward the tabulation of votes cast and will have the same effect as votes against the proposal. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

        We expect that a representative of PwC will attend the 2010 Annual Meeting. The PwC representative will have an opportunity to make a statement at the 2010 Annual Meeting if he or she so desires. The representative will also be available to respond to appropriate stockholder questions.

THE BOARD RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

 AUDIT COMMITTEE AND INDEPENDENT AUDITOR INFORMATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent specifically incorporated by reference therein.

        The Audit Committee oversees accounting, financial reporting, internal control over financial reporting, financial practices and audit activities of NVIDIA and its subsidiaries. The Audit Committee reviews the results and scope of the audit and other services provided by the independent registered public accounting firm and reviews financial statements and the accounting policies followed by NVIDIA prior to the issuance of the financial statements with both management and the independent registered public accounting firm.

        Management is responsible for the financial reporting process, the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States, or GAAP, the system of internal control over financial reporting, and the procedures designed to facilitate compliance with accounting standards and applicable laws and regulations. PricewaterhouseCoopers LLP, or PwC, our independent registered public accounting firm for fiscal year 2010, was responsible for performing an independent audit of the consolidated financial statements and issuing a report on the consolidated financial statements and of the effectiveness of our internal control over financial reporting as of January 31, 2010. PwC's judgments as to the quality, not just the acceptability, of our accounting principles and such other matters are required to be disclosed to the Audit Committee under applicable standards. The Audit Committee oversees these processes. Also, the Audit Committee has ultimate authority and responsibility to select, evaluate and, when appropriate, terminate the independent registered public accounting firm. The Audit Committee approves audit fees and non-audit services provided by and fees paid to the independent registered public accounting firm.

        NVIDIA has an internal audit function that reports to the Audit Committee. This function is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of our system of internal controls, the operating effectiveness of our business processes and the safeguarding of our assets. The Audit Committee approves an annual internal audit plan and monitors the activities and performance of our internal audit function throughout the year to ensure the plan objectives are carried out and met.

        The Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm. The Audit Committee does not plan or conduct audits, determine that our financial statements are complete and accurate and in accordance with GAAP, or assess our internal control over financial reporting. The Audit Committee relies, without additional independent verification, on the information provided by our management and on the representations made by management that the financial statements have been prepared with integrity and objectivity, and the opinion of PwC that such financial statements have been prepared in conformity with GAAP.

        In this context, the Audit Committee reviewed and discussed the audited consolidated financial statements for fiscal year 2010 with management and our internal control over financial reporting with management and PwC. Specifically, the Audit Committee discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. We have received from PwC the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding PwC's communications with the Audit Committee concerning independence. The Audit Committee also considered whether the provision of certain permitted non-audit services by PwC is compatible with PwC's independence and discussed PwC's independence with PwC.

        Based on the Audit Committee's review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K of NVIDIA for the fiscal year ended January 31, 2010.

AUDIT COMMITTEE

Mark L. Perry, Chairman
A. Brooke Seawell
Tench Coxe
James Gaither

FEES BILLED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The following is a summary of fees billed by PwC for fiscal year 2010 and 2009 for audit, tax and other professional services during the fiscal year:

	Fiscal Year 2010	Fiscal Year 2009
Audit Fees(1)	$2,872,151	$3,424,469
Audit-Related Fees(2)	66,350	79,000
Tax Fees(3)	268,246	189,235
All Other Fees (4)	3,000	3,000

Total Fees	$3,209,747	$3,695,704

(1)
Audit fees include fees for the audit of our consolidated financial statements, the audit of our internal control over financial reporting, reviews of our quarterly financial statements and annual report, reviews of SEC registration statements and related consents and fees related to statutory audits of some of our international entities.

(2)
Audit-related fees for fiscal years 2010 and 2009 consisted of fees for an audit-related project and an acquisition, respectively.

(3)
Tax fees consist of fees for tax compliance and consultation services.

(4)
All other fees consist of fees for products or services other than those included above, including payment to PwC related to the use of an accounting regulatory database.

        All of the services provided for fiscal years 2010 and 2009 described above were pre-approved by the Audit Committee or the Chairman of the Audit Committee through the authority granted to him by the Audit Committee, which is described below.

        Our Audit Committee determined that the rendering of services other than audit services by PwC was compatible with maintaining PwC's independence.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted policies and procedures for the pre-approval of all audit and permissible non-audit services rendered by our independent registered public accounting firm. The policy generally permits pre-approvals of specified permissible services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of our independent registered public accounting firm or on an individual case-by-case basis before the independent registered public accounting firm is engaged to provide each service. In some cases the full Audit

Committee provides pre-approval for up to a year related to a particular defined task or scope. In other cases, the Audit Committee has delegated power to Mark L. Perry, the Chairman of our Audit Committee, to pre-approve additional non-audit services if the need for the service was unanticipated and approval is required prior to the next scheduled meeting of the Audit Committee. Mr. Perry then communicates such pre-approval to the full Audit Committee at its next meeting.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of March 22, 2010 as to shares of our common stock beneficially owned by:

  •
  each director and nominee for director;

  •
  each of the executive officers named in the Summary Compensation Table;

  •
  all of our directors and executive officers as a group; and

  •
  all those known by us to be beneficial owners of more than five percent or more of our common stock.

        Beneficial ownership is determined in accordance with the SEC's rules and generally includes voting or investment power with respect to securities as well as shares of common stock subject to options exercisable or restricted stock units that will vest within 60 days of March 22, 2010. Unless otherwise indicated, the address of each of the individuals listed below is c/o NVIDIA Corporation, 2701 San Tomas Expressway, Santa Clara, California 95050.

Name of Beneficial Owner(1)	Shares Owned	Shares Issuable Within 60 Days	Total Shares Owned	Percent (%)
Named Executive Officers:
Jen-Hsun Huang(2)	21,117,380	3,900,000	25,017,380	4.37%
David L. White	—	112,500	112,500	*
Ajay K. Puri	16,141	689,690	705,831	*
David M. Shannon(3)	81,093	459,732	540,825	*
Debora Shoquist	17,247	231,334	248,581	*
Marvin D. Burkett	186,821	783,982	970,803	*
Directors, not including CEO:
Tench Coxe(4)	1,414,644	862,000	2,276,644	*
James C. Gaither(5)	159,404	472,000	631,404	*
Harvey C. Jones(6)	833,460	345,122	1,178,582	*
William J. Miller(7)	302,808	964,498	1,267,306	*
Mark L. Perry(8)	50,000	332,000	382,000	*
A. Brooke Seawell(9)	165,000	578,500	743,500	*
Mark A. Stevens(10)	1,837,866	108,000	1,945,866	*
All directors and executive officers as a group (13 persons)(11)	26,173,420	9,839,358	36,012,778	6.22%
5% Stockholders:
FMR LLC(12)	74,759,715	—	74,759,715	13.14%
BlackRock, Inc.(13)	47,638,490	—	47,638,490	8.37%
PRIMECAP Management Company and affiliates(14)	36,140,912	—	36,140,912	6.35%

*
Represents less than 1 percent of the outstanding shares of our common stock.

(1)
This table is based upon information provided to us by our executive officers and directors. Information about principal stockholders is based solely on Schedules 13G filed with the SEC. Unless otherwise indicated in the relevant footnote to this table and subject to community property laws where applicable, we believe that each of the stockholders named in the table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages of beneficial ownerships are based on 569,017,105 shares of our common stock outstanding as of March 22, 2010, adjusted as required by SEC rules.

(2)
Includes (i) 19,457,465 shares of common stock held by Jen-Hsun Huang and Lori Huang, as co-trustees of the Jen-Hsun and Lori Huang Living Trust u/a/d May 1, 1995, or the Huang Trust; (ii) 1,237,239 shares of common stock held by J. and L. Huang Investments, L.P., of which the Huang Trust is the general partner; (iii) 57,500 shares of common stock held by the Jen-Hsun Huang 2009 Annuity Trust, of which Mr. Huang is trustee; and (iv) 57,500 shares of common stock held by the Lori Lynn Huang 2009 Annuity Trust, of which Mr. Huang's wife is trustee. By virtue of their status as co-trustees of the Huang Trust, each of Jen-Hsun Huang and Lori Huang may be deemed to have shared beneficial ownership of the 19,457,465 shares held by the Huang Trust and 1,237,239 shares held by J. and L. Huang Investments, L.P. and to have shared power to vote or to direct the vote or to dispose of or direct the disposition of such securities.

(3)
Includes 66,880 shares of common stock held by the Shannon Revocable Trust, of which Mr. Shannon and his wife are co-trustees and of which Mr. Shannon exercises shared voting and investment power.

(4)
Includes 171,312 shares of common stock held in a retirement trust for the benefit of Mr. Coxe over which Mr. Coxe exercises sole voting and investment power. Also includes 321,849 shares held in The Coxe Revocable Trust, or the Coxe Trust, of which Mr. Coxe and his wife are co-trustees and of which Mr. Coxe exercises shared voting and investment power. Mr. Coxe disclaims beneficial ownership in the shares held by the Coxe Trust, except to the extent of his pecuniary interest therein.

(5)
Includes 159,404 shares held by The James C. Gaither Revocable Trust, of which Mr. Gaither is the trustee and of which Mr. Gaither exercises sole voting and investment power. Mr. Gaither disclaims beneficial ownership in these shares except to the extent of his pecuniary interests therein.

(6)
Includes (i) 750,000 shares of common stock held in the H.C. Jones Living Trust, of which Mr. Jones is trustee and of which Mr. Jones exercises sole voting and investment power, (ii) 71,760 shares of common stock owned by ACK Family Partners, L.P. of which Mr. Jones is a general partner and of which Mr. Jones exercises shared voting and investment power, and (iii) (a) 3,900 shares of common stock owned by the Gregory C. Jones Trust, of which Mr. Jones is co-trustee and of which Mr. Jones exercises shared voting and investment power, (b) 3,900 shares of common stock owned by the Carolyn E. Jones Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power, and (c) 3,900 shares of common stock owned by the Harvey C. Jones III Trust, of which Mr. Jones is a co-trustee and of which Mr. Jones exercises shared voting and investment power, collectively, the Jones Children Trusts. Mr. Jones disclaims beneficial ownership of the 71,760 shares of common stock held by ACK Family Partners, L.P., except to the extent of his pecuniary interest therein. Mr. Jones disclaims beneficial ownership of the 11,700 shares of common stock held by Jones Children Trusts, except to the extent of his pecuniary interest therein.

(7)
Includes 302,808 shares held by the Millbor Family Trust, of which Mr. Miller and his wife are co-trustees and of which Mr. Miller exercises shared voting and investment power.

(8)
Includes 50,000 shares held by The Perry & Pena Family Trust, of which Mr. Perry and his wife are co-trustees and of which Mr. Perry exercises shared voting and investment power.

(9)
Includes 165,000 shares held by the Rosemary & A. Brooke Seawell Revocable Trust U/A dated 1/20/2009, of which Mr. Seawell and his wife are co-trustees and of which Mr. Seawell exercises shared voting and investment power.

(10)
Includes 1,837,866 shares held by the 3rd Millennium Trust, of which Mr. Stevens and his wife are co-trustees and of which Mr. Stevens exercises shared voting and investment power.

(11)
Includes shares described in footnotes two through ten above.

(12)
This information is based solely on a Schedule 13G/A, dated February 12, 2010, filed with the SEC on February 16, 2010 by FMR LLC, or FMR, reporting its beneficial ownership as of December 31, 2009. The Schedule 13G/A reports that FMR has sole voting power with respect to 3,438,786 shares and sole dispositive power with respect to 74,759,715 shares. FMR is located at 82 Devonshire Street, Boston, Massachusetts 02109.

(13)
This information is based solely on a Schedule 13G, dated January 20, 2010, filed with the SEC on January 29, 2010 by BlackRock, Inc., or BlackRock, reporting its beneficial ownership as of December 31, 2009. The Schedule 13G reports that BlackRock has sole voting power with respect to 47,638,490 shares and sole dispositive power with respect to 47,638,490 shares. BlackRock is located at 40 East 52nd Street, New York, NY 10022.

(14)
This information is based solely on a Schedule 13G/A, dated February 9, 2010, filed with the SEC on February 11, 2010 by PRIMECAP Management Company, or PRIMECAP, reporting its beneficial ownership as of December 31, 2009. The Schedule 13G/A reports that PRIMECAP has sole voting power with respect to 9,121,912 shares and sole dispositive power with respect to 36,140,912 shares. PRIMECAP is located at 225 South Lake Ave., #400, Pasadena, CA 91101.

EXECUTIVE COMPENSATION

Compensation Discussion And Analysis

        This section explains our executive compensation program as it relates to the "named executive officers" listed below whose fiscal year 2010 compensation information is presented in the tables following this discussion in accordance with SEC rules. In this section we refer to them as our executive officers.

Jen-Hsun Huang	President and Chief Executive Officer, or CEO
David White	Executive Vice President and Chief Financial Officer, or CFO
Ajay Puri	Executive Vice President, Worldwide Sales
David Shannon	Executive Vice President, General Counsel and Secretary
Deborah Shoquist	Executive Vice President, Operations
Marvin Burkett	Senior Advisor; served as our CFO for the first month of fiscal year 2010

  Executive Compensation Philosophy and Overview

        The primary goal for our executive compensation program is to attract and retain a talented, innovative and entrepreneurial team of executives who will provide leadership for our success in a dynamic, competitive market. We seek to accomplish this goal in a way that is aligned with our business objectives and performance and with the long-term interests of our stockholders. We also strive to design our executive compensation program to position NVIDIA competitively among the companies against which we recruit and compete for talent. We also consider the financial obligations created by our executive compensation program and design it to be cost effective. We strive to balance compensation and reward to executive officers against equity expense and the potential dilution of stockholder ownership.

        To meet these goals and objectives, in fiscal year 2010, the principal components of executive compensation consisted of equity compensation, variable cash compensation and base salaries. In addition, we paid a signing bonus to our recently hired CFO, as explained below. The Compensation Committee did not believe it was necessary to supplement these primary elements of compensation with perquisites, executive change-in-control arrangements or special severance benefits, except in the case of a short-term arrangement for our recently hired CFO. Additionally, in fiscal year 2010, we adopted a compensation recovery policy (as described below).

        The Compensation Committee does not use a strict weighting system between compensation elements for each executive officer, but instead considers the total compensation necessary to motivate and retain these individuals with a mix that places greater weight on performance-based components, including variable cash compensation and equity compensation. The Compensation Committee believes that a mix of both cash and equity incentives is appropriate, as cash incentives reward executives for near term results, while equity incentives motivate executives to increase stockholder value in the longer term. In determining the mix between cash and equity, the total cash compensation opportunity (base salary and variable cash compensation) was generally weighted less than the total equity compensation opportunity. Equity compensation value is determined at the time of grant using the fair market value for restricted stock units, or RSUs, and fair value for stock options based on the binomial option pricing model, in each case assuming a current and future market value assuming growth of our stock. As discussed below, given the global economic conditions and our cost saving efforts, for fiscal year 2010 our executive officers did not receive base salary increases, received a 5% base salary reduction and were not eligible for any variable cash compensation (except for our recently hired CFO). As a result of these compensation decisions, equity compensation in fiscal year 2010 had a significantly higher weight relative to cash compensation as is reflected in the table below.

        For fiscal year 2010, the actual average mix for our executive officers (excluding our recently hired CFO) was approximately:

Fiscal Year 2010 Compensation Mix
Base Salary*	16%
Variable Cash Compensation**	—
Equity***	84%

*
For purposes of this calculation, we assumed that the CEO did not waive his base salary, as more fully described below. However, we did take into account the company-wide salary reduction as described more fully below that would have applied to Mr. Huang and to our other executive officers.

**
Our executive officers (excluding our recently hired CFO) were not eligible to receive any variable cash compensation in fiscal year 2010.

***
Based on the actual aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards, as reflected in the "Summary Compensation Table."

  Elements of Compensation

      Equity Compensation

        The Compensation Committee believes that properly structured equity compensation works to align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation. The Compensation Committee also awards equity because it believes that if our executive officers own shares of our common stock with values that are significant to them, they will have an incentive to act to maximize longer-term stockholder value instead of short-term gain. The Compensation Committee also believes that equity compensation is an integral component of our efforts to attract and retain exceptional executives, senior management and employees.

        In fiscal year 2010, we introduced RSUs as a form of equity compensation to all employees, including executive officers. In determining the mix of stock options and RSUs, the Compensation Committee generally considers the fair market value of our common stock (and therefore the potential for gains under options as opposed to full value awards in the coming years), the mix of awards granted by our peer group companies, and the number of shares available in our stock plan reserves. After considering these factors, the Compensation Committee decided that our executive officers (except Mr. Huang as explained below) and other employees at the director-level and above who are eligible to participate in our variable cash compensation program at the level of at least 25% of their base salary should receive as equity compensation a combination of RSUs and stock options using an approximately equal mix (based on value) of stock options and RSUs. All of our other employees received RSUs only.

        Each stock option grant allows the executive officer the opportunity to acquire shares of our common stock at a fixed price per share (the closing price of our common stock on the date of grant) over a specified period of time (up to six years in the case of our executive officers other than our CEO, and up to seven years in the case of our CEO). Each stock option grant vests based on continued service over a specified period, typically over three years with an initial cliff (except in the case of our CEO, CFO and predecessor CFO as explained below). As a result of the way we structure our option awards, options provide a return to our executive officers only if the market price of our common stock appreciates over the option term and only if the executive officer remains with NVIDIA until his or her options vest. The size of the option grant to each executive officer is designed to create a meaningful opportunity for stock ownership and is based on a number of factors as further described in the subsection titled "Factors Used in Determining Executive Compensation" below.

        Beginning in fiscal year 2010, we granted RSUs to executive officers, which have no exercise price and generally become vested based on continued service over a specified period, typically over three years with an initial cliff. RSUs provide some level of certain return, which the Compensation Committee believes has been necessary in recent years due to the volatility of the stock market generally, and in our stock price in particular. Additionally, RSUs support the attraction of leadership talent as most of our competitors award RSUs. To balance what may be perceived as the greater value of these awards with our other interests, we impose a vesting period (addressing retention issues) and typically award fewer shares under a RSU award than we would under an option award (addressing concerns over dilution). We did not grant RSUs to our CEO or CFO in fiscal year 2010 as further explained below.

      Variable Cash Compensation

        Variable cash compensation is designed to align executive compensation with the executive officer's individual performance and our annual financial performance. Historically, a significant portion of our executive officers' total cash compensation has been variable cash compensation. For past fiscal years, the Compensation Committee has assigned each executive officer a variable cash incentive target at the beginning of the applicable fiscal year equal to a percentage of his or her annual base salary. The variable cash compensation an executive officer actually earns is determined as follows: (1) 50% of the variable cash incentive target for an executive officer depends on our success at achieving a corporate performance target, most recently a net income target; and (ii) 50% of the variable cash incentive target for an executive officer depends on how well the executive officer performs against his or her individual objectives. With respect to the individual target, 75% of this amount is weighted towards an individual's contribution to delivering results and 25% of the target is weighted towards overall leadership demonstrated at NVIDIA. The individual objectives generally include results to be achieved in the executive officer's function or area, such as revenue growth, gross margin improvement, quality of products delivered, and reducing waste. Leadership objectives may include hiring exceptional talent, building a strong organization, improving core processes, and supporting global expansion. To provide a way for NVIDIA to recognize a truly exceptional individual contribution, there is no defined maximum payment for individual performance. Our CEO makes recommendations to the Compensation Committee regarding the individual performance payout for each executive officer (other than himself). The Compensation Committee considers these recommendations, but has full discretion to determine the appropriate individual performance payout for each executive officer.

        In March 2009, the Compensation Committee determined not to establish any corporate performance targets for compensatory purposes for fiscal year 2010 because payout would not be appropriate in light of the economic environment and our cost reduction efforts. At the same time, the CEO proposed, on behalf of the executive officers, that it would not be appropriate to fund any variable cash compensation program for executive officers in fiscal year 2010 given our cost reduction efforts and in light of the economic environment. The Compensation Committee agreed and in March 2009 determined that, except for our recently hired CFO (as further explained below), the executive officers would not be eligible for any individual performance payouts for fiscal year 2010. Thus, no executive officer, other than Mr. White, was eligible to earn any variable cash compensation in fiscal year 2010, and Mr. White's variable cash opportunity would be determined solely based on his individual performance. In March 2009, our CEO established the individual performance goals for Mr. White for fiscal year 2010.

      Base Salary

        Base salary is the fixed portion of executive pay and is set to reward individuals' current contributions to NVIDIA and compensate them for their expected day-to-day performance. Base salaries are set at levels we believe are sufficient to recruit and retain executive officers.

      Other Benefits:

                Health, Welfare, Retirement and ESPP Benefits.    In order to attract and retain qualified executive officers and other employees, we must offer a competitive package of health and welfare programs. We maintain medical, vision, dental and accidental death and disability insurance as well as paid time off and paid holidays for all of our employees. Our executive officers are eligible to participate in these programs along with and on the same basis as our other employees. Like all of our full-time employees, our executive officers are eligible to participate in our 1998 Employee Stock Purchase Plan and our 401(k) plan.

                No Perquisites.    Our executive officers do not receive any perquisites or personal benefits that are not available to all NVIDIA employees on the same terms and conditions.

                Severance and Change-in-Control Agreements.    Except in special circumstances, such as short term arrangements as discussed below for Mr. White, we do not have severance or change-in-control agreements with any of our employees, including our executive officers. While such agreements are offered by many of our Peer Companies (as defined below), we want to encourage executive officers to focus on growing and building value for our stockholders which we believe is best accomplished through the use of at-risk compensation elements such as variable cash compensation and long-term equity grants. Under the circumstances described below under the heading Employment, Severance and Change-in-Control Agreements, all of the stock options or RSUs held by our employees, including our executive officers, would be accelerated if they were not assumed or substituted by an acquiring company in a change- in-control transaction. The Compensation Committee included this provision in our equity incentive plan to motivate our employees, including our executive officers, to act in the best interest of our stockholders by removing the distraction of post-change of control uncertainties faced by employees, including executive officers, with regard to their continued employment and equity compensation. We believe that our existing arrangements allow our employees, including our executive officers, to focus on the success of a potential business combination, rather than worrying about how business decisions that may be in the best interest of NVIDIA will impact their own financial security. That is, these existing arrangements help ensure stability among our employee ranks, and will help enable our employees to maintain a balanced perspective in making overall business decisions during periods of uncertainty.

                Accrued Vacation Pay-Out.    In fiscal year 2010, we discontinued our paid time off program in which U.S. exempt employees accrued vacation time and transitioned to a professional time off approach that applies to all U.S. exempt employees on the same terms and conditions. As a result, we implemented a mandatory cash-out of accrued vacation for our U.S. exempt employees, including the executive officers. The amounts paid to our executive officers in connection with this mandatory cash-out of vacation is reflected in the "Summary Compensation Table."

  Determining Executive Compensation

      Role of the Compensation Committee, Management and Compensation Consultants

        The Compensation Committee meets periodically throughout the year to manage our compensation program. The Compensation Committee determines and approves the principal components of compensation for our executive officers on an annual basis, typically at the beginning of the applicable fiscal year. In making its decision on compensation, the Compensation Committee obtains advice and counsel from an independent executive compensation consultant engaged directly by the Compensation Committee.

        In connection with making its recommendations for executive compensation for 2010, the Compensation Committee engaged Hewitt Associates LLC, or Hewitt, to act as its independent compensation consultant. Hewitt took its direction from the Compensation Committee Chair and interacted with management (our CEO and human resources department) to obtain the data that management gathered from the Radford Executive Survey and to ensure that the current executive pay and NVIDIA financial data used by Hewitt was accurate.

        As part of its duties, Hewitt provided the Compensation Committee with the following services in fiscal year 2010:

  •
  analyzed the Radford Executive Survey data provided by NVIDIA;

  •
  reviewed and provided recommendations on composition of peer groups;

  •
  provided independent advice on general executive compensation practices in the market, the appropriateness of our executive compensation arrangements and individual executive compensation recommendations;

  •
  conducted a review of the compensation arrangements for our CEO and provided recommendations to the Compensation Committee regarding base salary, variable cash compensation and equity grant level for our CEO;

  •
  conducted a review of compensation for our Board, and provided recommendations to the Compensation Committee and the Board regarding Board pay structure;

  •
  updated the Compensation Committee on emerging trends/best practices in the area of CEO and Board compensation; and

  •
  reviewed the Compensation Discussion and Analysis for inclusion in this proxy statement.

        Hewitt does not provide any services directly to NVIDIA. However, we paid the cost for Hewitt's services on behalf of the Compensation Committee for fiscal year 2010.

        With respect to our executive officers, the Compensation Committee solicits input of our CEO, who recommends to the Compensation Committee the salary, variable incentive compensation level and equity-based compensation to be awarded to our executive officers (other than himself) for the new fiscal year, as well as variable compensation payouts for the prior fiscal year. Our CEO also establishes the individual performance goals for our executive officers (other than himself). With respect to compensation for our CEO, the Compensation Committee, working directly with its compensation consultant and without the presence of our CEO, deliberates and makes decisions regarding the salary, variable incentive compensation level and equity-based compensation opportunity to be awarded to our CEO for the new fiscal year, as well as variable compensation payouts for the prior fiscal year. The Compensation Committee establishes the written individual performance goals for our CEO.

        The Compensation Committee remains solely responsible for making the final decisions on compensation for our executive officers, including our CEO. No executive officer is present during discussions of their compensation package or participates directly in recommending or establishing the amount of any component of his or her own compensation package.

      Factors Used in Determining Executive Compensation

        In any given year, when reviewing executive compensation, including total compensation opportunity, base salary, variable cash compensation, and type and size of equity grant, the Compensation Committee may taken into consideration one or more of the following factors:

  •
  an executive officer's responsibilities, including the scope of their position and complexity of the department or function they manage, as we believe this helps us provide appropriate and meaningful distinctions in compensation levels as between executives;

  •
  an executive's past performance in the role, as we believe this encourages our executives to focus on achieving our business objectives;

  •
  the need to motivate executives to address particular business challenges that are unique to any given year;

  •
  our CEO's recommendation as to the appropriate compensation for our executive officers (other than himself) because of his direct knowledge of the results delivered and leadership demonstrated by each executive;

  •
  a review of the executive officer's total compensation as set forth in a tally sheet (except with respect to an executive officer being hired) that includes: (i) current and past base salary, (ii) target and actual variable compensation in previous years, (iii) amount and value of shares granted to each executive officer in the prior four fiscal years, and (iv) data about the rewards offered to executives in similar positions at comparable companies as we believe this helps us in determining the amount of compensation that is needed to attract, retain and motivate our executives; and

  •
  the total compensation cost and stockholder dilution resulting from executive compensation actions as we believe this helps us maintain a responsible cost structure for our compensation programs.

        Additionally, with respect to determining compensation for our executive officers for fiscal year 2010, the Compensation Committee also considered the following factors:

  •
  the worldwide economic downturn;

  •
  our cost reduction goals; and

  •
  negotiations with our recently hired CFO with respect to his initial compensation package.

        The relative weight given to each of the factors above varies with each individual executive officer and with respect to each element of compensation at the sole discretion of the Compensation Committee. The tally sheet approach helps the Compensation Committee analyze the executive officer's short- and long-term compensation at NVIDIA and compare total compensation packages offered by our Peer Companies.

        Generally, the Compensation Committee believes that the total compensation opportunity should increase as the executive's level of responsibility increases. For example, because the CEO has overall responsibility for our entire company, his job responsibilities are significantly greater than those of the other executive officers who are responsible for individual business units or corporate functions, and thus, he receives a higher base salary and variable cash opportunity level and a larger equity grant.

        With respect to evaluating an executive officer's past performance, the Compensation Committee gives considerable weight to our CEO's evaluation of our executive officers and to his determination as to whether an executive achieved his individual performance goals because of his direct knowledge of each executive's performance and contributions. The Compensation Committee evaluates the CEO's performance taking into account a self-review prepared by the CEO and the Compensation

Committee's own judgment of the results achieved by our CEO as compared to goals established at the beginning of the fiscal year.

        As mentioned above, the Compensation Committee reviews relevant market and industry practices on compensation packages to monitor the market practices for compensating our desired talent pool, including data from our Peer Companies (as described below) for the three major components of our compensation program. The Compensation Committee, however, does not set compensation components to meet specific benchmarks, such as targeting salaries "at the 50th percentile" or equity compensation "at the 75th percentile". Rather, the Compensation Committee reviewed this peer data as a reference point in determining whether each executive's compensation level properly reflects the executive's role and scope of responsibilities relative to our peers and companies with whom we compete for talent.

        For fiscal year 2010, our human resources department obtained the full Radford Executive Survey of 149 companies, or the Radford Companies. From the list of Radford Companies, Hewitt and our human resources department recommended and our Compensation Committee approved, with only minor changes from the recommendations, three different groups of Peer Companies: employee peers, executive peers and semiconductor peers. Employee peers are the companies in various industries with which we feel we generally compete for talent. Executive peers are a subset of the employee peer list that (i) had revenue levels of $500 million to $5 billion, and thus were similar in size to our anticipated revenue levels for fiscal year 2010, and (ii) had an established business and market presence and, thus, were similar in complexity. Semiconductor peers are all the companies in the semiconductor industry from the Radford Executive Survey. For fiscal year 2010, our employee peers (listed under the column titled "EE" below), executive peers (listed under the column titled "EX" below) and semiconductor peers (listed under the column titled "SC" below) consisted of the companies listed below, or our Peer Companies.

Company Name	EE	EX	SC	Company Name	EE	EX	SC
Adobe Systems, Inc.	X	X		LSI Corporation	X	X	X
Advanced Micro Devices, Inc.	X	X	X	Marvell Technology Group LTD	X	X	X
Agilent Technologies, Inc.	X	X		Micron Technology, Inc.	X	X	X
Altera Corporation	X	X	X	Microsoft Corporation	X
Amazon.Com, Inc.	X	X		Motorola, Inc.	X
Apple Inc.	X	X		National Semiconductor Corporation	X	X	X
Autodesk, Inc.	X	X		Network Appliance, Inc.	X	X
Avago Technologies Limited	X			On Semiconductor Corporation	X
Broadcom Corporation	X	X	X	Oracle Corporation	X
Cadence Design Systems, Inc.	X			Palm, Inc.	X
Cisco Systems, Inc.	X			QUALCOMM Incorporated	X	X
Cypress Semiconductor Corporation	X	X	X	Samsung Telecommunications America LLC	X
Dell Inc.	X			SanDisk Corporation	X	X	X
Ebay Inc.	X	X		Sharp Microelectronics Of The Americas	X
Electronic Arts Inc.	X	X		Sony Computer Entertainment America Inc.	X
EMC Corporation	X			StMicroelectronics N.V.	X
Ericsson Inc.	X			Sun Microsystems, Inc.	X	X
Google Inc.	X			Symantec Corporation	X
Infineon Technologies AG	X			Synopsys, Inc.	X
Intel Corporation	X			Texas Instruments Incorporated	X	X	X
Intuit Inc.	X	X		Xilinx, Inc.	X	X	X
Juniper Networks, Inc.	X	X		Yahoo! Inc.	X
KLA-Tencor Corporation	X	X

  Compensation Decisions for Fiscal Year 2010

      Jen-Hsun Huang, President and Chief Executive Officer

                Base Salary.    For fiscal year 2010, the Compensation Committee determined that Mr. Huang's annual base salary should remain at $600,000, which was the same level as set at the beginning of fiscal year 2009 and for fiscal year 2008. For fiscal year 2010, the Compensation Committee determined it was not appropriate to increase Mr. Huang's base salary in light of the global economic downturn and our cost reduction efforts.

        However, given the global economic downturn and our cost reduction efforts, Mr. Huang voluntarily proposed that his base salary for fiscal year 2010 remain at $1 (after taxes and benefit contributions) and the Compensation Committee accepted this proposal. Before taxes and benefits contributions, Mr. Huang's base salary was $6,984 for fiscal year 2010.

                Variable Compensation.    As explained above under the subsection titled "Variable Cash Compensation," Mr. Huang was not eligible to earn any variable cash compensation for fiscal year 2010.

                Equity.    For fiscal year 2010, the Compensation Committee determined that Mr. Huang should be granted an aggregate of 500,000 stock options, 250,000 of which were granted on the third Wednesday of March 2009 and 250,000 of which were granted on the third Wednesday of September 2009, consistent with our policy for equity grants to other employees. The main factors used by the Compensation Committee in determining the size and form of his equity compensation opportunity were the complexity of the CEO role, Mr. Huang's deep experience as a successful CEO, his performance during a difficult economic downturn, the pay levels for CEOs at our Peer Companies (which peer data the Compensation Committee used as a reference point rather than to benchmark his equity award at a specific level) and his actual ownership level of stock as a co-founder of NVIDIA. Mr. Huang's equity grants for fiscal year 2010 consisted of stock options only (instead of a combination of stock options and RSUs as is the case for our other executive officers) because the Compensation Committee determined that, as CEO, the compensation he receives from equity grants should be tied solely with the long-term interests of our stockholders. The options will not have value to Mr. Huang unless our stock price rises, and the extended vesting applied to Mr. Huang's stock options means that this rise must be sustained over the long term. Specifically, the stock options granted to Mr. Huang in fiscal year 2010 vest over four years and eight months, with 50% vesting on the four year and five month anniversary of the date of grant and 50% vesting on the four year and eight month anniversary of the date of grant.

      David White, Executive Vice President and Chief Financial Officer

                Base Salary.    Mr. White joined NVIDIA in February 2009 as our Executive Vice President and CFO, succeeding Mr. Burkett. His negotiated annual base salary was established at $425,000 for fiscal year 2010, based primarily on our CEO's recommendation that took into account Mr. White's base salary at his prior employer and base salary levels for chief financial officers at our Peer Companies, as well as our CEO's negotiations with Mr. White. As described in more detail above, the Compensation Committee did not use the peer data to benchmark Mr. White's salary at a specific level, but instead used it as a reference point in determining whether the proposed base salary was consistent with his proposed role and scope of responsibilities relative to chief financial officers at our executive Peer Companies.

        Effective September 1, 2009, Mr. White's base salary was temporarily reduced by 5% in connection with our company-wide salary reduction action.

                Variable Cash Compensation.    Pursuant to the terms of his offer letter, Mr. White's target variable compensation level was established at $385,000 (pro-rated for his time employed in fiscal year 2010). This level was based primarily on our CEO's recommendation that took into account his compensation at his prior employer and variable compensation levels for chief financial officers at our

Peer Companies. The Compensation Committee used this peer data as a reference point in determining whether the proposed variable compensation level for Mr. White was consistent with cash incentive opportunities offered to chief financial officers at our executive Peer Companies.

        Fifty percent (50%) of Mr. White's variable compensation level was linked to corporate performance and 50% related to his individual performance. Under the terms of his offer letter, for fiscal year 2010, he was eligible to receive a payout with respect to his individual performance target but he was not eligible for a payout linked to corporate performance consistent with the decisions made with respect to the other executive officers, for the same reasons previously stated.

        In February 2010, the Compensation Committee assessed Mr. White's individual performance in fiscal year 2010 against his individual performance goals as established by our CEO. In evaluating Mr. White's performance, the Compensation Committee gave considerable weight to our CEO's evaluation of him because of his direct knowledge of Mr. White's performance and contributions. In particular, based on input from our CEO, the Compensation Committee determined that Mr. White achieved the following individual performance goals in fiscal year 2010: executing several structural changes in the finance operations team; attracting and retaining key talent in the industry; implementing cost savings strategies and realizing approximately $18 million in savings; providing support to and assisting in negotiations with key suppliers and partners; and results achieved improving information technology infrastructure and facilities. As a result of these individual contributions and our CEO's recommendation, the Compensation Committee approved a payout to Mr. White under our variable compensation plan for his individual performance in fiscal year 2010 of $176,460, which represents 100% of his target individual variable compensation, prorated based on his start date.

                Equity.    Pursuant to the terms of his offer letter, Mr. White received a stock option grant of 450,000 shares on March 9, 2009 (the same date as all grants made to our employees who started employment in February 2009). Mr. White did not receive a combination of stock options and RSUs because he entered into his offer letter with NVIDIA before we introduced RSUs as a form of equity compensation. The number of shares subject to this stock option grant was based primarily on our CEO's recommendation after negotiations with Mr. White and in consideration of his equity holdings at his prior employer. The Compensation Committee also reviewed equity holdings data for chief financial officers at our Peer Companies, but used this peer data only as a reference point and not to benchmark any specific level of equity compensation. Given the magnitude of the grant to Mr. White, the vesting schedule for this option was extended such that it vests quarterly over a four year period, subject to acceleration as discussed below.

                Change-in-Control Benefits.    Pursuant to the terms of Mr. White's offer letter, in the event that Mr. White's employment was involuntarily terminated as a direct result of the completion of an acquisition of NVIDIA within the first twelve months of his employment, the vesting of his initial grant of 450,000 stock option shares would have been accelerated such that 25% of such grant would be vested as of the date his employment was terminated. The Compensation Committee believed that it was necessary to give Mr. White these temporary change-in-control benefits based on our CEO's negotiation of employment terms with Mr. White.

                Signing Bonus.    In connection with his hiring, Mr. White received a negotiated signing bonus of $200,000, payable in four equal quarterly installments on the third, sixth, ninth and twelfth month anniversaries of his start date, subject to his continued employment on each such date. The Compensation Committee believed that it was necessary to pay Mr. White a signing bonus based primarily on our CEO's recommendation in consideration of his compensation opportunity at his prior company.

      Ajay Puri (Executive Vice President, Worldwide Sales); David Shannon (Executive Vice President, General Counsel and Secretary); and Deborah Shoquist (Executive Vice President, Operations)

                Base Salary.    For fiscal year 2010, the Compensation Committee determined that the annual base salary of Messrs. Shannon and Puri and Ms. Shoquist should remain at their fiscal year 2009 levels of $300,000, $300,000 and $275,000, respectively. For fiscal year 2010, the Compensation Committee determined it was not appropriate to increase the base salaries for Messrs. Shannon and Puri and Ms. Shoquist in light of the global economic downturn and our cost reduction efforts. In addition, effective March 1, 2009 through February 28, 2010, Messrs. Shannon's and Puri's and Ms. Shoquist's base salaries were temporarily reduced by 5% in connection with a company-wide salary reduction action.

                Variable Cash Compensation.    As explained above, Messrs. Shannon and Puri and Ms. Shoquist were not eligible to earn any variable cash compensation for fiscal year 2010.

                Equity Compensation.    For fiscal year 2010, the Compensation Committee determined that Messrs. Shannon and Puri and Ms. Shoquist should receive a mix of stock options and RSUs. The number of shares of stock options and RSUs are set forth below, a portion of which was granted on the third Wednesday of March 2009 and a portion of which was granted the third Wednesday of September 2009, consistent with our policy for other employees:

	Stock Options Granted(1)			Restricted Stock Units(2)
Name	March 2009	September 2009	Total in Fiscal Year 2010	March 2009	September 2009	Total in Fiscal Year 2010
David M. Shannon*	90,100	42,500	132,600	56,725	14,875	71,600
Ajay K. Puri*	63,750	45,000	108,750	35,750	10,500	46,250
Debora Shoquist*	68,950	32,500	101,450	62,525	11,375	73,900

(1)
* The stock options will vest as to approximately 33.36% of the shares on the one-year anniversary of the date of grant, with the remainder vesting over the next two years thereafter in equal amounts every quarter, contingent upon the executive officer's continued service to NVIDIA.

(2)
* The RSUs will vest as to approximately 33.36% of the shares on the one-year anniversary of the date of grant, with the remainder vesting over the next two years thereafter in equal amounts every six months, contingent upon the executive officer's continued service to NVIDIA.

        No single factor explained in the section titled "Factors Used in Determining Executive Compensation" determined the exact size of the grants. The main factors considered by the Compensation Committee in making their determinations were the tally sheet analysis that considered total pay, pay history and market pay for similar roles at Peer Companies and the individual performance of Messrs. Shannon and Puri and Ms. Shoquist for fiscal year 2009 based on input from our CEO. The Compensation Committee did not use the peer data to benchmark awards at specific levels, but instead used it as a reference point in determining whether each executive's equity compensation level was likely sufficient for retention and motivation purposes. In determining the size of appropriate equity grants, the Compensation Committee also gave consideration to the fact that our executive officers were making considerable sacrifices in terms of cash compensation and that we needed to retain these executives during a difficult economic downturn. These grants provided a retention mechanism through a three year vesting schedule (as further explained above). The section entitled "Elements of Compensation-Equity Compensation" above explains the factors the Compensation Committee used in determining the mix of stock options and RSUs received by our executive officers.

        In evaluating Messrs. Shannon's and Puri's and Ms. Shoquist's performance for fiscal year 2009, the Compensation Committee gave considerable weight to our CEO's evaluation of each executive because of his direct knowledge of the results delivered and leadership demonstrated by each executive. With respect to Mr. Shannon, based on input from our CEO, the Compensation Committee determined that he had resolved several difficult legal challenges, built global capability on the legal team and improved our patent portfolio. With respect to Mr. Puri, based on input from our CEO, the Compensation Committee determined that he had met revenue targets in a difficult economic climate, built segment sales capability and improved numerous sales processes. With respect to Ms. Shoquist, based on input from our CEO, the Compensation Committee determined that she had met targets for gross margin, reduced waste, built a new product introduction capability and implemented several significant process improvements with partners.

      Marvin Burkett, Senior Advisor (served as our Chief Financial Officer for the first month of fiscal year 2010)

                Base Salary.    For fiscal year 2010, the Compensation Committee determined that the annual base salary of Mr. Burkett should be $100,000. No single factor explained in the section titled "Factors Used in Determining Executive Compensation" determined the exact base salary. In establishing Mr. Burkett's base salary, the Compensation Committee considered the global economic downturn, our cost reduction efforts and Mr. Burkett's transition from our CFO to a senior advisor on a part-time schedule. Effective March 1, 2009 through February 28, 2010, Mr. Burkett's base salary was temporarily reduced by 5% in connection with the company-wide salary reduction action.

                Variable Compensation.    As explained above, Mr. Burkett was not eligible to earn any variable cash compensation for fiscal year 2010.

                Equity.    For fiscal year 2010, the Compensation Committee determined that Mr. Burkett should receive a mix of stock options and RSUs. The Compensation Committee approved a grant to Mr. Burkett of 35,000 stock options and 15,000 RSUs, each of which were granted on the third Wednesday of March 2009, consistent with our policy for other employees.

        No single factor explained in the section titled "Factors Used in Determining Executive Compensation" determined the exact size of the grant. The main factor considered by the Compensation Committee in making their determination was Mr. Burkett's pay history, individual performance for fiscal year 2009 and the fact that he was moving to the role of Senior Advisor and part-time status. The section entitled "Elements of Compensation-Equity Compensation" above explains the factors the Compensation Committee used in determining the mix of stock options and RSUs received by our executive officers.

        In evaluating Mr. Burkett's performance for fiscal year 2009, the Compensation Committee gave considerable weight to our CEO's evaluation of him because of his direct knowledge of Mr. Burkett's performance and contributions. In particular, based on input from our CEO, the Compensation Committee determined that Mr. Burkett had reduced operating expenses in light of a significant economic downturn and supported the hiring of his replacement.

        After considering the size of the award he would have been granted had Mr. Burkett not been on a part-time schedule, the Compensation Committee reduced the size of the grant proportionally based on Mr. Burkett's part-time schedule. Given the expectation that Mr. Burkett's continued employment with NVIDIA was short-term, the Compensation Committee determined that the option grant should vest quarterly over one year and the RSU grant would vest fully at the one year anniversary of the grant.

  Additional Executive Compensation Practices, Policies and Procedures

  Compensation Recovery Policy

        In April 2009, our Board adopted a Compensation Recovery Policy pursuant to which, if (i) we are required to prepare an accounting restatement to correct an accounting error on an interim or annual financial statement included in a report on Form 10-Q or Form 10-K due to material noncompliance with any financial reporting requirement under the federal securities laws, or a Restatement, and

(ii) the Board or a committee of independent directors concludes that our CEO or CFO had received a variable compensation payment, or portion thereof, that would not have been payable if the original interim or annual financial statements reflected the Restatement, then our CEO or CFO shall disgorge to NVIDIA the net after-tax amount of such variable compensation payment.

        In addition, pursuant to the Compensation Recovery Policy, if the Board or a committee of independent directors determines that an officer (including our CEO and CFO) or other employee received a variable compensation payment, or portion thereof, that would not have been payable if our original interim or annual financial statement reflected a Restatement, then the Board or such committee, in its discretion, may take similar actions as it deems necessary after their evaluation of the events that gave rise to the Restatement. In using its discretion, the Board or such committee may consider whether such person was involved in the preparation of our financial statements or otherwise caused the need for the Restatement. Such actions may include, to the extent permitted by applicable law, requiring partial or full repayment of any variable compensation or other incentive compensation paid to such person, requiring repayment of any gains realized on the exercise of stock options or on the open-market sale of vested shares and causing the partial or full cancellation of restricted stock or deferred stock awards and outstanding stock options.

  Stock Ownership Guidelines

        Our Corporate Governance Policies require each executive officer to hold at least 25,000 shares of our common stock during the period in which he or she serves as an executive officer, unless our Nominating and Corporate Governance Committee waives the requirement. The 25,000 shares may include vested but unexercised stock options and vested but unissued RSUs. Executive officers will have 18 months from the date that they become executive officers to reach the ownership threshold. Each of our executive officers currently meets the stock ownership requirement. The stock ownership guidelines are intended to further align executive officer interests with stockholder interests.

  Hedging Policy

        Our policies do not permit any of our employees, including our executive officers, to "hedge" ownership by engaging in short sales or trading in any derivatives involving our securities.

  Managing the Use of Equity

        While equity is an important component of overall compensation, we carefully monitor the number of equity-based awards granted to employees. We strive to balance compensation to employees against equity expense and the potential dilution of stockholder ownership by budgeting the number of equity-based awards available for employee grants and establishing a dilution budget. For fiscal year 2010, the Compensation Committee established a total dilution budget of 3.5% to 4.0% for all employees and new hire grants other than those related to merger and acquisition activity. Our actual dilution rate for fiscal year 2010 was 3.42%. For purposes of our annual dilution rate calculations, each RSU is counted as more than one share (as set forth below) in accordance with RiskMetrics' published policies. In fiscal year 2010, based on our historical common stock volatility at the time the dilution budget was established, each RSU was counted as 1.5 shares. To calculate the actual dilution for fiscal year 2010, we calculated the sum of each stock option granted as one unit and each RSU granted as 1.5 units and divided the sum of these by the number of shares of common stock outstanding on the last day of our fiscal year (January 31, 2010). We expect our dilution rate to vary in future periods as our business and competitive environment change and in response to any accounting or regulatory developments.

        In March 2009, we completed a cash tender offer for approximately 33.1 million stock options held by our employees, of which approximately 28.5 million were tendered for cancellation. Members of the Board of Directors and our executive officers were not eligible to participate in the tender offer. We use equity to promote employee retention and to provide an incentive vehicle valued by employees that is also aligned to stockholder interest. However, our common stock price declined significantly during fiscal year 2009, and all of the eligible options subject to the tender offer were "out-of-the-money" (i.e., had exercise prices above our then-current common stock price). Therefore, we provided an opportunity to our employees to obtain a cash payment for their eligible options, while reducing our existing overhang and potential stockholder dilution from such stock options. Only options with an exercise price of greater than $17.50 per share were eligible to be tendered. Shares subject to cancelled stock options are available for future issuance pursuant to the 2007 Equity Incentive Plan.

  Equity Granting Policies

        In fiscal year 2007, the Compensation Committee adopted specific policies regarding the grant dates of equity applicable to all employees. As part of its overall compensation review, the Compensation Committee annually reviews these policies and makes adjustments. Our grant policies are currently as follows:

  •
  New Hire Grants.  The grant date for new employees, including a recently hired executive officer, is the 6th business day of the month following the new employee's start date. New hire grants to executive officers are made as part of our monthly process that includes grants to all recently hired employees. The exercise price of all new hire grants is equal to the closing price of our common stock on the grant date.

  •
  Semi-Annual Grants.  The Compensation Committee makes grants semi-annually to our executive officers on the third Wednesday of March and the third Wednesday of September, consistent with our policy for other employees. During the first quarter of the fiscal year, the Compensation Committee approves a target equity grant for each eligible executive for the fiscal year, which is divided as follows: (a) 50% of the target grant is granted in March and (b) the remaining 50% is budgeted to be granted in September. The exercise price of all the executive semi-annual stock option grants is the closing price of our common stock on the grant date. Semi-annual grants will not be made to our executive officers during blackout periods under our insider trading policy. Instead, executive semi-annual grants will be made on the day that the blackout period ends.

  •
  Other Grants.  All other grants to existing executive officers and employees throughout the year, which we call off-cycle grants, will have a grant date of the 6th day of the month subsequent to the date of the event leading to the grant, provided that the grant is approved on or prior to such grant date. No off-cycle grants may be granted to our executive officers during blackout periods under our insider trading policy. Instead, they will be made as part of the next monthly grant cycle when the trading window is open. Also, the Compensation Committee must approve any off cycle grants to executive officers. No off-cycle grants were made to our executive officers during fiscal year 2010.

        We do not grant stock options upon the exercise of an option using shares already in the holder's possession (i.e. reload options), make loans to executives to exercise their stock options or, for any other reason, grant stock options at a discount (other than in connection with mergers and acquisitions in accordance with applicable tax laws and NASDAQ listing requirements, or allow semi-annual or off-cycle grants to be made to our executive officers when our stock trading window is closed.

  Tax and Accounting Implications

        Section 162(m) of the U.S. Internal Revenue Code limits the amount that we may deduct from its federal income taxes for remuneration paid to our CEO and three most highly compensated executive officers (other than our CFO) to $1 million per executive per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of "performance-based compensation," as well as for the gain recognized by an executive upon the exercise of qualifying compensatory stock options. While the Compensation Committee is mindful of the benefit to NVIDIA performance of full deductibility of compensation, the Compensation

Committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, the Compensation Committee has not adopted a policy that requires that all compensation be deductible. The Compensation Committee intends to continue to compensate our executive officers in a manner consistent with the best interests of NVIDIA and our stockholders.

        Stock-based compensation cost is measured at grant date, based on the fair value of the grants, and is recognized as an expense over the requisite employee service period. We use a binomial option pricing model to estimate the fair value of each stock option grant for accounting purposes.

Risk Analysis of Our Compensation Plans

        The Compensation Committee oversaw the performance of a risk assessment of our compensation programs as generally applicable to our employees to ascertain any potential material risks that may be created by the compensation programs. The Compensation Committee considered the findings of the assessment conducted internally and concluded that our compensation programs are designed and administered with the appropriate balance of risk and reward in relation to our overall business strategy and do not encourage employees to take unnecessary or excessive risks, and that the level of risk that they do encourage is not reasonably likely to materially harm our business or financial condition.

        The Compensation Committee believes that although the majority of compensation provided to our employees is performance-based, the following compensation design features guard against excessive risk-taking:

  •
  our compensation program encourages our employees to remain focused on both our short-term and long-term goals. For example, while our variable cash compensation plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on the long-term performance of NVIDIA;

  •
  we design our variable cash compensation programs so that payouts are based on achievement of both individual and corporate performance targets. With respect to the corporate target, we use net income as a financial metric, which the Compensation Committee believes is a financial metric that drives long-term stockholder value;

  •
  we have implemented internal controls over financial reporting and the measurement and calculation of compensation goals, and other financial, operational, and compliance policies and practices that are designed to prevent our compensation programs from being susceptible to manipulation by any employee;

  •
  except for equity grants to our CEO, who is a founder and significant stockholder, we grant a combination of RSUs and stock options to employees at the director-level and above who are eligible to participate in our variable cash compensation program at the level of at least 25% of their base salary, which the Compensation Committee believes provides an appropriate balance between upside opportunity and downside risk;

  •
  we have a compensation recovery policy applicable to all employees that allows NVIDIA to recover compensation paid in situations of fraud or material financial misconduct;

  •
  we have stock ownership guidelines that we believe are reasonable and are designed to align our executive officers' interests with those of our stockholders; and

  •
  we prohibit all hedging transactions involving our common stock which prevents our employees from insulating themselves from the effects of NVIDIA stock price performance.

Summary Compensation Table For Fiscal Years 2010, 2009 and 2008

        The following table summarizes information regarding the compensation earned by our chief executive officer, our current chief financial officer, our former chief financial officer and our other three executive officers during fiscal years 2010, 2009 and 2008. We refer to these individuals as our named executive officers.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)(1)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Jen-Hsun Huang	2010	7,145	(4)	—		—	3,475,000	(5)	—	—		3,482,145
Chief Executive Officer and	2009	401,272	(4)	—		—	3,298,400		—	—		3,699,672
President	2008	584,083	(6)	150,000	(7)	—	4,629,332		2,250,000	750	(8)	7,614,165
David L. White(9)	2010	348,855	(10)	150,000	(11)	—	2,196,000		176,640	—		2,871,495
Executive Vice President and	2009	—		—		—	—		—	—		—
Chief Financial Officer	2008	—		—		—	—		—	—		—
Marvin D. Burkett(12)	2010	169,947	(13)	—		153,000	184,800		—	—		507,747
Senior Advisor (former Chief	2009	425,000		—		—	753,000		—	—		1,178,000
Financial Officer)	2008	425,000		—		—	2,644,818		637,500	—		3,707,318
Ajay K. Puri	2010	333,671	(13)	—		532,020	666,225		—	—		1,531,916
Executive Vice	2009	301,154		—		—	966,125		—	6,344	(14)	1,273,623
President,Worldwide Sales	2008	300,000		—		—	1,202,187		525,000	6,373	(14)	2,033,560
David M. Shannon	2010	326,009	(13)	—		815,703	799,595		—	—		1,941,306
Executive Vice President,	2009	300,000		—		—	966,125		—	—		1,266,125
General Counsel and Secretary	2008	300,000		—		—	1,442,624		412,500	—		2,155,124
Debora Shoquist(15)	2010	267,946	(13)	—		819,073	611,740		—	—		1,698,758
Executive Vice President,	2009	270,769		—		—	933,600		—	—		1,204,369
Operations	2008	98,894		—		—	4,155,000		126,570	—		4,380,464

(1)
In fiscal year 2010, we introduced RSUs as a form of equity compensation to all employees, including executive officers. Our executive officers (except Messrs. Huang and White) received as equity compensation a combination of RSUs and stock options.

(2)
Amounts shown in this column do not reflect dollar amounts actually received by the executive officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the respective fiscal year. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled "Stock-Based Compensation" in our Annual Report on Form 10-K for fiscal year 2010, filed with the SEC on March 18, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

(3)
As applicable, reflects amounts earned in fiscal years 2010 and 2008 and paid in March 2010 and March 2008, respectively, pursuant to our 2010 Variable Compensation Plan and 2008 Variable Compensation Plan, respectively. No amounts were paid in fiscal year 2010 (except to Mr. White) pursuant to our 2010 Variable Compensation Plan or in fiscal year 2009 under our 2009 Variable Compensation Plan. For further information please see the discussion in our Compensation Discussion and Analysis beginning on page 28 of this proxy statement.

(4)
Mr. Huang voluntarily decreased his base salary to $1, after taxes and benefit contributions, with respect to all of fiscal year 2010 and effective October 1, 2008 with respect to fiscal year 2009. With respect to fiscal year 2010, includes a payment in connection with the mandatory company-wide cash-out of accrued vacation of $161.

(5)
In connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, effective May 7, 2009, NVIDIA and Mr. Huang agreed to amend the stock options granted to Mr. Huang on March 31, 2006, March 21, 2007 and March 19, 2008 to increase the aggregate exercise price of 700,747 shares held by Mr. Huang by $3.5 million. The incremental fair value of these modified options as determined in accordance with FASB ASC Topic 718 is $0.

(6)
Mr. Huang's base salary was increased to $600,000 for fiscal year 2008 effective April 1, 2007.

(7)
Represents an amount earned in fiscal year 2008 and paid in March 2008 to Mr. Huang under our 2008 Variable Compensation Plan, in excess of the target amount related to his individual objectives.

(8)
Represents an award for the filing of a patent of which Mr. Huang is an inventor with the U.S. Patent and Trademark Office, or the PTO. Awards are made to all NVIDIA employees whose patents are filed by NVIDIA with the PTO.

(9)
Mr. White joined NVIDIA as our Executive Vice President and Chief Financial Officer in February 2009.

(10)
Represents the pro-rated portion of Mr. White's salary based on his start date of February 27, 2009. Effective September 1, 2009, Mr. White's base salary was temporarily reduced by 5% in connection with a company-wide salary reduction action.

(11)
Represents the aggregate amount of a signing bonus paid to Mr. White in fiscal year 2010. The signing bonus was payable in quarterly installments of $50,000. The last installment of the signing bonus was paid during fiscal year 2011.

(12)
Mr. Burkett retired as our Chief Financial Officer in February 2009.

(13)
Effective March 1, 2009, Messrs. Burkett's, Puri's and Shannon's and Ms. Shoquist's base salary was temporarily reduced by 5% in connection with a company-wide salary reduction action. Includes a payment in connection with the mandatory company-wide cash-out of accrued vacation in the amounts of $6,197, $38,077, $37,884 and $3,831 to Messrs. Burkett, Puri and Shannon and Ms. Shoquist, respectively.

(14)
Represents imputed income for provision of medical insurance for an additional person.

(15)
Ms. Shoquist joined NVIDIA as our Senior Vice President, Operations in September 2007.

Grants of Plan-Based Awards For Fiscal Year 2010

        The following table provides information regarding all grants of plan-based awards that were made to or earned by our named executive officers during fiscal year 2010. Disclosure on a separate line item is provided for each grant of an award made to a named executive officer. The information in this table supplements the dollar value of stock options and other awards set forth in the Summary Compensation Table for Fiscal Years 2010, 2009 and 2008 by providing additional details about the awards.

        The option grants to purchase shares of our common stock set forth in the following table were made under our 2007 Plan. The exercise price of options granted under the 2007 Plan is equal to the closing price of our common stock as reported by NASDAQ on the date of grant. Under the 2007 Plan, the exercise price may be paid in cash, in shares of our common stock valued at fair market value on the exercise date or through a cashless exercise procedure involving a same-day sale of the purchased shares. All stock option grants are subject to service based vesting.

        During fiscal year 2010, none of our named executive officers were awarded or held any performance-based equity incentive awards.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1) Target($)	All Other Stock Awards: Number of Shares of Stock or Units(#)		All Other Option Awards: Number of Securities Underlying Options(#)		Exercise or Base Price of Option Awards ($/Sh)		Grant Date Fair Value of Stock and Option Awards ($)(7)
Jen-Hsun Huang	3/18/2009	3/10/2009	—	—		250,000	(2)	$10.20	(3)	$1,567,500
	5/7/2009	5/7/2009	—	—		200,000	(4)	23.65	(4)	—
	5/7/2009	5/7/2009	—	—		298,247	(4)	23.65	(4)	—
	5/7/2009	5/7/2009	—	—		202,500	(4)	23.65	(4)	—
	9/16/2009	9/2/2009	—	—		250,000	(5)	15.94	(6)	1,907,500
David L. White	3/9/2009	2/5/2009	—	—		450,000	(8)	8.30	(9)	2,196,000
	N/A	N/A	$176,460	—		—		—		—
Marvin D. Burkett	3/18/2009	3/10/2009	—	15,000	(10)	—		—		153,000
	3/18/2009	3/10/2009	—	—		35,000	(2)	10.20	(3)	184,800
Ajay K. Puri	3/18/2009	3/10/2009	—	35,750	(10)	—		—		364,650
	3/18/2009	3/10/2009	—	—		63,750	(2)	10.20	(3)	363,375
	9/16/2009	9/2/2009	—	10,500	(11)	—		—		167,370
	9/16/2009	9/2/2009	—	—		45,000	(5)	15.94	(6)	302,850
David M. Shannon	3/18/2009	3/10/2009	—	56,725	(10)	—		—		578,595
	3/18/2009	3/10/2009	—	—		90,100	(2)	10.20	(3)	513,570
	9/16/2009	9/2/2009	—	14,875	(11)	—		—		237,108
	9/16/2009	9/2/2009	—	—		42,500	(5)	15.94	(6)	286,025
Debora Shoquist	3/18/2009	3/10/2009	—	62,525	(10)	—		—		637,755
	3/18/2009	3/10/2009	—	—		68,950	(2)	10.20	(3)	393,015
	9/16/2009	9/2/2009	—	11,375	(11)	—		—		181,318
	9/16/2009	9/2/2009	—	—		32,500	(5)	15.94	(6)	218,725

(1)
Represents possible awards under the 2010 Variable Compensation Plan based on Mr. White's individual performance in fiscal year 2010. No other non-equity incentive awards were made to our named executive officers in fiscal year 2010, as discussed in our Compensation Discussion and Analysis beginning on page 28 of this proxy statement.

(2)
Represents stock options granted to our named executive officers in the first quarter of fiscal year 2010 pursuant to our 2007 Plan. The Compensation Committee approved these grants on March 10, 2009 for grant on March 18, 2009, the same day that semi-annual grants were made to all of our other eligible employees.

(3)
Represents the closing price of our common stock as reported by NASDAQ on March 18, 2009, which is the exercise price of stock option grants made under our 2007 Plan.

(4)
In connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, effective May 7, 2009, NVIDIA and Mr. Huang agreed to amend the stock options granted to Mr. Huang on March 31, 2006, March 21, 2007 and March 19, 2008 to increase the aggregate exercise price of an aggregate of 700,747 shares by $3.5 million. The incremental fair value of these modified options as determined in accordance with FASB ASC Topic 718 is $0.

(5)
Represents stock options granted to our named executive officers in the third quarter of fiscal year 2010 pursuant to our 2007 Plan. The Compensation Committee approved these grants on September 2, 2009 for grant on September 16, 2009, the same day that semi-annual grants were made to all of our other eligible employees.

(6)
Represents the closing price of our common stock as reported by NASDAQ on September 16, 2009, which is the exercise price of stock option grants made under our 2007 Plan.

(7)
Amounts shown in this column do not reflect dollar amounts actually received by the executive officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards. The assumptions used in the calculation of values of the awards are set forth under Note 3 to our consolidated financial statements entitled "Stock-Based Compensation" in our Annual Report on Form 10-K for fiscal year 2010, filed with the SEC on March 18, 2010. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

(8)
Represents stock options granted to Mr. White pursuant to the terms of his offer letter pursuant to our 2007 Plan. The Compensation Committee approved this grant on February 5, 2009 for grant on the sixth business day of the month after the month in which Mr. White's start date occurred. Mr. White started with NVIDIA on February 27, 2009 and his stock option was granted on March 9, 2009, the same day that stock options were granted to all new employees that started with NVIDIA in February 2009.

(9)
Represents the closing price of our common stock as reported by NASDAQ on March 9, 2009, which is the exercise price of stock option grants made under our 2007 Plan.

(10)
Represents RSUs granted to Messrs. Burkett, Puri, and Shannon and Ms. Shoquist in the first quarter of fiscal year 2010 pursuant to our 2007 Plan. The Compensation Committee approved these grants on March 10, 2009 for grant on March 18, 2009, the same day that semi-annual grants were made to all of our other eligible employees. There is no purchase price associated with RSUs.

(11)
Represents RSUs granted to Messrs. Puri and Shannon and Ms. Shoquist in the third quarter of fiscal year 2010 pursuant to our 2007 Plan. The Compensation Committee approved these grants on September 2, 2009 for grant on September 16, 2009, the same day that semi-annual grants were made to all of our other eligible employees. There is no purchase price associated with RSUs.

Outstanding Equity Awards as of January 31, 2010

        The following table presents information regarding outstanding equity awards held by our named executive officers as of January 31, 2010. Option grants made before February 2004 generally had a ten-year term and option grants made after February 2004 generally have a six-year term. As of January 31, 2010, none of our named executive officers held unearned equity incentive awards or stock awards.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)		Option Expiration Date	Number of Units of Stock That Have Not Vested(#)		Market Value of Units of Stock That Have Not Vested($)
Jen-Hsun Huang	1,500,000	—		$11.95	(1)	7/25/2011	—		—
	750,000	—		12.39	(1)	5/14/2012	—		—
	600,000	—		8.75	(1)	4/12/2011	—		—
	300,000	300,000	(3)	8.47	(1)	5/16/2012	—		—
	75,000	75,000	(4)	10.00	(4)	5/16/2012	—		—
	—	151,753	(5)	19.16	(1)	3/30/2013	—		—
	600,000	—		5.30	(1)	5/14/2010	—		—
	—	164,025	(6)	34.36	(2)	9/18/2014	—		—
	—	180,000	(7)	10.00	(2)	9/16/2015	—		—
	—	250,000	(8)	10.20	(2)	3/17/2016	—		—
	—	200,000	(9)	23.65	(24)	3/18/2015	—		—
	—	298,247	(5)	23.65	(24)	3/30/2013	—		—
	—	202,500	(10)	23.65	(24)	3/20/2014	—		—
	—	250,000	(11)	15.94	(2)	9/15/2016	—		—
David L. White	84,375	365,625	(12)	8.30	(2)	3/8/2015	—		—
Marvin D. Burkett	168,570	—		8.75	(1)	4/12/2010	—		—
	299,994	—		8.47	(1)	5/16/2011	—		—
	225,000	—		19.16	(1)	3/30/2012	—		—
	123,750	—		18.90	(1)	3/20/2013	—		—
	50,119	50,119	(13)	34.36	(2)	9/18/2013	—		—
	—	75,000	(14)	17.66	(2)	3/18/2014	—		—
	26,250	8,750	(15)	10.20	(2)	3/17/2015	—		—
	—	—		—		—	15,000	(16)	230,850	(23)
Ajay K. Puri	566,611	—		12.05	(1)	12/21/2011	—		—
	56,249	—		18.90	(1)	3/20/2013	—		—
	22,781	22,782	(13)	34.36	(2)	9/18/2013	—		—
	—	62,500	(14)	17.66	(2)	3/18/2014	—		—
	—	56,250	(17)	10.00	(2)	9/16/2014	—		—
	—	63,750	(18)	10.20	(2)	3/17/2015	—		—
	—	45,000	(19)	15.94	(2)	9/15/2015	—		—
	—	—		—		—	35,750	(20)	550,193	(23)
	—	—		—		—	10,500	(21)	161,595	(23)

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable		Option Exercise Price($)		Option Expiration Date	Number of Units of Stock That Have Not Vested(#)		Market Value of Units of Stock That Have Not Vested($)
David M. Shannon	7,070	—		8.75	(1)	4/12/2010	—		—
	157,500	—		8.47	(1)	5/16/2011	—		—
	150,000	—		19.16	(1)	3/30/2012	—		—
	67,500	—		18.90	(1)	3/20/2013	—		—
	27,337	27,338	(13)	34.36	(2)	9/18/2013	—		—
	—	62,500	(14)	17.66	(2)	3/18/2014	—		—
	—	56,250	(17)	10.00	(2)	9/16/2014	—		—
	—	90,100	(18)	10.20	(2)	3/17/2015	—		—
	—	42,500	(19)	15.94	(2)	9/15/2015	—		—
	—	—		—		—	56,725	(20)	872,998	(23)
	—	—		—		—	14,875	(21)	228,926	(23)
Debora Shoquist	187,499	62,501	(22)	36.93	(2)	10/4/2013	—		—
	—	75,000	(14)	17.66	(2)	3/18/2014	—		—
	—	30,000	(17)	10.00	(2)	9/16/2014	—		—
	—	68,950	(18)	10.20	(2)	3/17/2015	—		—
	—	32,500	(19)	15.94	(2)	9/15/2015	—		—
	—	—		—		—	62,525	(20)	962,260	(23)
	—	—		—		—	11,375	(21)	175,061	(23)

(1)
Represents the closing price of our common stock as reported by NASDAQ on the last trading day prior to the date of grant which is the exercise price of stock option grants made pursuant to our 1998 Plan.

(2)
Represents the closing price of our common stock as reported by NASDAQ on the date of grant which is the exercise price of stock option grants made pursuant to our 2007 Plan.

(3)
The option vests in equal quarterly installments over a one year period beginning on May 15, 2009 such that the option will be fully vested on May 15, 2010.

(4)
The option vests in equal quarterly installments over a one year period beginning on May 15, 2009 such that the option will be fully vested on May 15, 2010. This option was granted with an exercise price of $10.00 per share which was a premium over the closing price of our common stock as reported by NASDAQ on the last trading day prior to the date of grant, which was $8.47 per share.

(5)
The option vests in equal quarterly installments over a one year period beginning on May 15, 2010 such that the option will be fully vested on May 15, 2011.

(6)
The option vests as to 50% of the shares on February 15, 2012, and vests as to the remaining 50% of the shares on May 15, 2012.

(7)
The option vests as to 50% of the shares on February 15, 2013, and vests as to the remaining 50% of the shares on May 15, 2013.

(8)
The option vests as to 50% of the shares on August 15, 2013, and vests as to the remaining 50% of the shares on November 15, 2013.

(9)
The option vests as to 50% of the shares on August 15, 2012, and vests as to the remaining 50% of the shares on November 15, 2012.

(10)
The option vests as to 50% of the shares on August 15, 2011, and vests as to the remaining 50% of the shares on November 15, 2011.

(11)
The option vests as to 50% of the shares on February 15, 2014, and vests as to the remaining 50% of the shares on May 15, 2014.

(12)
The option vests in equal quarterly installments over a four year period beginning on February 27, 2009 such that the option will be fully vested on February 27, 2013.

(13)
The option vests as to 50% of the shares on December 19, 2009, and vests as to the remaining 50% of the shares on March 19, 2010.

(14)
The option vests as to 50% of the shares on June 19, 2010, and vests as to the remaining 50% of the shares on September 19, 2010.

(15)
The option vested in equal quarterly installments over a one year period beginning on March 17, 2009 such that the option was fully vested on March 17, 2010.

(16)
The RSU vested in full on March 17, 2010.

(17)
The option vests as to 50% of the shares on December 17, 2010, and vests as to the remaining 50% of the shares on March 17, 2011.

(18)
The options vested as to 33.36% on March 18, 2010 and will vest as to 8.33% at the end of each quarterly period thereafter such that the option will be fully vested on March 18, 2012.

(19)
The options will vest as to 33.36% on September 16, 2010 and as to 8.33% at the end of each quarterly period thereafter such that the option will be fully vested on September 16, 2012.

(20)
The RSU vested as to 33.36% on March 17, 2010 and will vest as to 16.66% every six months thereafter over the next two years such that the RSU will be fully vested on March 21, 2012.

(21)
The RSU will vest as to 33.36% on September 15, 2010 and as to 16.66% every six months thereafter over the next two years such that the RSU will be fully vested on September 19, 2012.

(22)
The option vests in equal quarterly installments over a three year period beginning on September 17, 2007 such that the option will be fully vested on September 17, 2010.

(23)
Calculated by multiplying the number of RSUs by the closing price ($15.39) of NVIDIA's common stock on January 29, 2010, the last trading day before the end of our 2010 fiscal year, as reported by NASDAQ.

(24)
In connection with the settlement of the stockholder derivative lawsuits relating to our historical stock option practices, effective May 7, 2009, NVIDIA and Mr. Huang agreed to amend the stock options granted to Mr. Huang on March 31, 2006, March 21, 2007 and March 19, 2008 to increase the aggregate exercise price of 700,747 shares held by Mr. Huang by $3.5 million.

Option Exercises and Stock Vested in Fiscal Year 2010

        The following table shows information regarding option exercises by our named executive officers during fiscal year 2010. None of our named executive officers had stock awards that vested during fiscal year 2010.

Option Awards
Name	Number of Shares Acquired on Exercise(#)		Value Realized on Exercise ($)(1)
Jen-Hsun Huang	2,604,744	(2)	$31,390,064
David L. White	—		—
Marvin D. Burkett	—		—
Ajay K. Puri	—		—
David M. Shannon	71,500	(3)	504,249
Debora Shoquist	—		—

(1)
The value realized on exercise represents the difference between the exercise price per share of the stock option and the sales price of the shares of our common stock. The value realized was determined without considering any taxes that may have been owed. The exercise price of each stock option was equal to the closing price of our common stock as reported by NASDAQ on the date of grant.

(2)
The exercise of the stock option and the sale of the shares acquired during fiscal year 2010 was pursuant to the terms of a 10b5-1 Sales Plan entered into by Mr. Huang in April 2009. This stock option was scheduled to expire on January 30, 2010.

(3)
The exercise of the stock option and the sale of the shares acquired during fiscal year 2010 was pursuant to the terms of a 10b5-1 Sales Plan entered into by Mr. Shannon in August 2009. This stock option was scheduled to expire on April 12, 2010.

Employment, Severance and Change-in-Control Agreements

        Employment Agreements.    Our executives are "at-will" employees and we do not have employment, severance or change-in-control agreements with our executive officers, except as discussed in Compensation Discussion and Analysis—Severance and Change-in-Control Agreements for Mr. White.

        Change-in-Control Agreements.    Our 1998 Plan provides that if we sell all or substantially all of our assets, or we are involved in any merger or any consolidation in which we are not the surviving corporation, or if there is any other change-in-control, all outstanding awards held by all employees then providing services, including our executive officers, under the 1998 Plan will either (a) be assumed or substituted for by the surviving entity or (b) if not assumed or substituted, the vesting and exercisability of the awards will accelerate in full and the awards will terminate if they are not exercised prior to the closing of the change-in-control.

        Our 2007 Plan provides that in the event of a corporate transaction or a change-in-control, outstanding stock awards may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) with respect to any stock awards that are held by individuals performing services for NVIDIA immediately prior to the effective time of the transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective date of the corporate transaction or change-in-control, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective date of the corporate transaction or change-in-control.

Potential Payments Upon Termination or Change-in-Control

        Potential Payments Upon Change-in-Control.    Upon a change-in-control or certain other corporate transactions of NVIDIA, unvested stock options and RSUs will fully vest in some cases as described above under Employment, Severance and Change-in-Control Agreements—Change-in-Control Agreements. The table below shows our estimates of the amount of the benefit each of our named executive officers would have received if the unvested options and RSUs held by them as of January 31, 2010 had become fully vested as a result of a change-in-control. The estimated benefit amount of unvested options was calculated by multiplying the number of in-the-money unvested options held by the applicable named executive officer by the difference between the closing price of our common stock on January 29, 2010, the last trading day of fiscal year 2010, as reported by NASDAQ, which was $15.39, and the exercise price of the option. The estimated benefit amount of unvested RSUs was calculated by multiplying the number of RSUs held by the applicable named executive officer by the closing price of our common stock on January 29, 2010, the last trading day of fiscal year 2010, as reported by NASDAQ, which was $15.39.

Name	Unvested Options and RSUs at January 31, 2010(#)	Total Estimated Benefit($)
Jen-Hsun Huang	805,000	$4,746,950
David L. White	365,625	2,592,281
Marvin D. Burkett	23,750	276,263
Ajay K. Puri	166,250	1,345,838
David M. Shannon	217,950	1,872,731
Debora Shoquist	172,850	1,656,872

        Potential Payments Upon a Termination following a Change-in-Control.    Pursuant to the terms of Mr. White's offer letter, in the event that Mr. White's employment was involuntarily terminated as a direct result of the completion of an acquisition of NVIDIA within the first twelve months of his employment, the vesting of his initial grant of 450,000 stock option shares would have been accelerated such that 25% of such grant would have been vested as of the date his employment was terminated. If such termination had occurred as of January 31, 2010 following the completion of an acquisition of NVIDIA, then 28,125 stock option shares would have accelerated for an estimated benefit of $199,406. The estimated benefit was calculated by multiplying the 28,125 stock option shares by the difference between the closing price of our common stock on January 29, 2010, the last trading day of fiscal year 2010, as reported by NASDAQ, which was $15.39, and the exercise price of the stock option of $8.30. Mr. White completed his first twelve months of employment on February 27, 2010.

 COMPENSATION COMMITTEE REPORT

        The material in this report is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, other than our Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing unless specifically incorporated by reference therein.

        The Compensation Committee of the Board of Directors oversees the compensation programs of NVIDIA on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement.

        In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report on Form 10-K of NVIDIA for the year ended January 31, 2010 and in this proxy statement.

COMPENSATION COMMITTEE

Mark Stevens, Chairman
William J. Miller
Harvey Jones

EQUITY COMPENSATION PLAN INFORMATION

        The number of shares issuable upon exercise of outstanding stock options and RSUs, the weighted-average exercise price of outstanding stock options, and the number of stock award remaining for future issuance under each of our equity compensation plans as of January 31, 2010 are summarized as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	59,918,654	$10.00	(3)	82,723,618
Equity compensation plans not approved by security holders(2)	5,918,280	$10.10	(3)	—

Total	65,836,934	$10.01	(3)	82,723,618

(1)
This row includes our 2007 Plan (which is intended as the successor to and continuation of our 1998 Equity Incentive Plan, our 1998 Non-Employee Directors' Stock Option Plan and our 2000 Nonstatutory Equity Incentive Plan) and our 1998 Employee Stock Purchase Plan. Of these shares, 38,701,241 shares remained available for the grant of future rights under our 1998 Employee Stock Purchase Plan as of January 31, 2010. Under our 1998 Employee Stock Purchase Plan, participants are permitted to purchase our common stock at a discount on certain dates through payroll deductions within a pre-determined purchase period. Accordingly, these numbers are not determinable.

(2)
This row represents the 2000 Nonstatutory Equity Incentive Plan, the PortalPlayer, Inc. 2004 Stock Incentive Plan and the PortalPlayer, Inc. 1999 Stock Option Plan, which are described below.

(3)
Represents the weighted average exercise price of outstanding stock options only.

2000 Nonstatutory Equity Incentive Plan

        The 2000 Nonstatutory Equity Incentive Plan, or the 2000 Plan, provided for the grant of nonstatutory stock options to employees, directors, and consultants. The terms and exercise price of awards granted under the 2000 Plan are set forth in each optionee's option agreement. The term of nonstatutory stock options is either six or ten years. Grants made after May 8, 2003 generally have six year terms. Until February 2004, options granted to new employees vested over a period of four years, with 25% of the shares vesting one year from the date of grant and the remaining 75% of the shares vesting quarterly over the next three years. During this same time period, stock options granted to existing employees generally would vest each quarter over a four-year period from the date of grant. Beginning in February 2004, new employees' initial options vest quarterly over a three-year period. Grants to existing employees in recognition of performance also vest over a three-year period; however, the option did not begin vesting until the second anniversary of the date of grant, after which time the option vests in quarterly increments over the remaining one-year period. Generally, an option terminates three months after the termination of the optionee's service to NVIDIA. If the termination is due to the optionee's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionee's death or if the optionee dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death. We no longer make option grants from this plan.

PortalPlayer, Inc. 2004 Stock Incentive Plan

        We assumed the PortalPlayer, Inc. 2004 Stock Incentive Plan, or the 2004 Plan, and all related outstanding options in connection with our acquisition of PortalPlayer, Inc., or PortalPlayer, in January 2007. The 2004 Plan was adopted by the PortalPlayer stockholders in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates for the assumed options did not change. Under the 2004 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant. We no longer make option grants from this plan.

PortalPlayer, Inc. 1999 Stock Option Plan

        We assumed options issued under the PortalPlayer, Inc. 1999 Stock Option Plan, or the 1999 Plan, when we completed our acquisition of PortalPlayer in January 2007. The 1999 Plan was terminated upon completion of PortalPlayer's initial public offering of common stock in 2004. Each option we assumed in connection with our acquisition of PortalPlayer has been converted into the right to purchase that number of shares of NVIDIA common stock determined by multiplying the number of shares of PortalPlayer common stock underlying such option by 0.3601 and then rounding down to the nearest whole number of shares. The exercise price per share for each assumed option has been similarly adjusted by dividing the exercise price by 0.3601 and then rounding up to the nearest whole cent. Vesting schedules and expiration dates did not change. Under the 1999 Plan, options generally vest as to 25% of the shares one year after the date of grant and as to 1/48th of the shares each month thereafter and expire ten years from the date of grant.

ADDITIONAL INFORMATION

Review of Transactions with Related Persons

        It is our policy that all employees, officers and directors must avoid any activity that is in conflict with, or has the appearance of conflicting with, our interests. This policy is included in our Code of Conduct and our Financial Team Code of Conduct. We conduct a review of all related party transactions for potential conflict of interest situations on an ongoing basis and all transactions involving executive officers or directors must be approved by the Nominating and Corporate Governance Committee or another independent body of the Board. Except as discussed below, we did not conduct any transactions with related persons in fiscal year 2010 that would require disclosure in this proxy statement or approval by the Audit Committee.

Transactions With Related Persons

        We have entered into indemnity agreements with our executive officers and directors which provide, among other things, that we will indemnify such executive officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, executive officer or other agent of NVIDIA, and otherwise to the fullest extent permitted under Delaware law and our bylaws. We also intend to execute these agreements with our future executive officers and directors.

        See the section above entitled Employment, Severance and Change-in-Control Agreements for a description of the terms of our 1998 Plan and our 2007 Plan related to a change–in-control of NVIDIA.

        We have granted stock options to our executive officers and our non-employee directors. See "Executive Compensation" and "Director Compensation."

Section 16(A) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, directors and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership of our common stock and other equity securities with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year 2010, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were complied with; except that a Form 4, covering the transfer of 75,000 shares of our common stock from a trust under which Mr. Seawell exercises sole voting and dispositive power to a trust under which Mr. Seawell exercises shared voting and dispositive power, was filed late by Mr. Seawell.

Other Matters

        The Board knows of no other matters that will be presented for consideration at the 2010 Annual Meeting. If any other matters are properly brought before the 2010 Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
David M. Shannon Secretary

April 6, 2010

A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2010 AS FILED WITH THE SEC IS BEING FURNISHED TO STOCKHOLDERS CONCURRENTLY HEREWITH. STOCKHOLDERS MAY SUBMIT A WRITTEN REQUEST FOR AN ADDITIONAL COPY OF THE ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JANUARY 31, 2010 TO: INVESTOR RELATIONS, NVIDIA CORPORATION, 2701 SAN TOMAS EXPRESSWAY, SANTA CLARA, CALIFORNIA 95050. WE WILL ALSO FURNISH A COPY OF ANY EXHIBIT TO THE FORM 10-K IF SPECIFICALLY REQUESTED IN WRITING.

NVIDIA and the NVIDIA logo are either registered trademarks or trademarks of NVIDIA Corporation in the United States and other countries. Other company names used in this publication are for identification purposes only and may be trademarks of their respective companies.

Directions to Our Headquarters – Building E

FROM HIGHWAY 101

Take the San Tomas/Montague Exit
Follow the sign to San Tomas Expressway
Stay on San Tomas for less than a mile to Walsh Avenue
Turn left onto Walsh Avenue
Continue on Walsh Avenue to the stoplight at Scott Boulevard
Turn left onto Scott Boulevard
2800 Scott Boulevard is the first office building on the left
Turn left into 2800 Scott Boulevard

FROM INTERSTATE 280

Take the Saratoga Ave/Saratoga Exit towards Santa Clara
Stay on Saratoga Avenue for about 1 mile
Turn left onto San Tomas Expressway and drive for approximately 3 miles to Walsh Avenue
Turn right onto Walsh Avenue
Continue on Walsh Avenue to the stoplight at Scott Boulevard
Turn left onto Scott Boulevard
2800 Scott Boulevard is the first office building on the left
Turn left into 2800 Scott Boulevard

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date NVIDIA CORPORATION M23509-P90718 For Withhold Abstain INVESTOR RELATIONS 2701 SAN TOMAS EXPRESSWAY SANTA CLARA, CA 95050 For Against Abstain 2. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 30, 2011. 0 0 0 0 0 0 0 0 0 0 0 0 1a. James C. Gaither 1. Election of Directors Nominees: VOTE BY INTERNET - Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 18, 2010. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/NVIDIA You may attend the Meeting via the Internet and vote during the Meeting using the 12-Digit Control Number. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on May 18, 2010. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. The Board of Directors recommends you vote FOR all the Nominees: 1b. Jen-Hsun Huang 1c. A. Brooke Seawell Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. The Board of Directors recommends you vote FOR the following proposal:

The stockholder(s) hereby appoint(s) Jen-Hsun Huang and David M. Shannon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of NVIDIA CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 9:00 a.m. PDT on May 19, 2010 at Building E of our headquarters located at 2800 Scott Boulevard, Santa Clara, California 95050, and any adjournment or postponement thereof. The shares represented by this proxy when properly executed will be voted in the manner directed by the stockholder(s). If no such directions are indicated, the Proxies will have the authority to vote FOR Item 1 (Election of Directors) and FOR Item 2 (Ratification of Selection of Independent Registered Public Accounting Firm). In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. Please mark, sign and return this proxy card promptly using the enclosed reply envelope. NVIDIA CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 19, 2010 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report and Letter to Stockholders is available at www.proxyvote.com. Continued and to be signed on reverse side M23510-P90718